Filed Pursuant to Rule 424(b)(2)
Registration No. 333-275303

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 3, 2023)
$500,000,000 5.300% Senior Notes due 2031
$500,000,000 5.650% Senior Notes due 2033

We are offering (i) $500,000,000 aggregate principal amount of 5.300% Senior Notes due 2031 (the “2031 notes”) and (ii) $500,000,000 aggregate principal amount of 5.650% Senior Notes due 2033 (the “2033 notes” and, together with the 2031 notes, the “notes”). Interest on the notes will accrue from May 13, 2026 and be payable semi-annually on May 15 and November 15 of each year, commencing on November 15, 2026, in the case of the 2031 notes, and on May 18 and November 18 of each year, commencing on November 18, 2026, in the case of the 2033 notes. The 2031 notes will mature on May 15, 2031 and the 2033 notes will mature on May 18, 2033.
We may redeem the notes of each series in whole or in part at any time or from time to time at the applicable redemption prices described under the heading “Description of Notes—Optional Redemption” in this prospectus supplement. The notes are subject to redemption requirements imposed by gaming authorities in jurisdictions where we operate. In the event of a change of control triggering event, we will be required to offer to repurchase the notes at 101% of the principal amount, plus accrued and unpaid interest to but not including the repurchase date.
The notes will be our general senior unsecured obligations and will be equal in right of payment with our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to our existing and future secured obligations, to the extent of the value of the assets securing such obligations. The notes will not be obligations of, or guaranteed by, any of our subsidiaries. As a result, the notes will be structurally subordinated to all existing and future indebtedness and other liabilities and preferred stock of our subsidiaries. See “Description of Notes—Brief Description of the Notes—Ranking.”
The notes will not be listed on any securities exchange. There are currently no public markets for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement to read about certain risks you should consider before investing in the notes.

	Initial public offering price			Underwriting discounts and commissions		Proceeds before expenses to us
	Per Note	Total		Per Note	Total	Per Note	Total
$500,000,000 5.300% Senior Notes due 2031	99.787%	$498,935,000	(1)	0.600%	$3,000,000	99.187%	$495,935,000
$500,000,000 5.650% Senior Notes due 2033	99.873%	$499,365,000	(1)	0.625%	$3,125,000	99.248%	$496,240,000
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(1)Plus accrued interest, if any, from May 13, 2026 if settlement occurs after that date.
Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense. No gaming regulatory agency has passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus or the investment merits of the securities offered hereby. Any representation to the contrary is unlawful.
We expect delivery of the notes to be made to investors on or about May 13, 2026 only in book-entry form through the facilities of The Depository Trust Company (“DTC”), which will be the seventh business day following the date of this prospectus supplement (this settlement cycle referred to as “T+7”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to May 13, 2026 will be required, by virtue of the fact that the notes will initially settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their own advisors. See “Underwriting (Conflicts of Interest)—Settlement.”
Joint Book-Running Managers

Barclays	BofA Securities	Goldman Sachs & Co. LLC	SMBC Nikko

BNP PARIBAS	Morgan Stanley	Scotiabank
Prospectus Supplement dated May 4, 2026

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Neither we nor the underwriters have authorized any other person to give any information not contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or in any free writing prospectus relating to this offering prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus and any free writing prospectus relating to this offering prepared by or on behalf of us or to which we have referred you constitute an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus and in any free writing prospectus relating to this offering prepared by or on behalf of us or to which we have referred you is current only as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which contains specific information about the terms of this offering. This prospectus supplement also adds and updates information contained in, or incorporated by reference into, the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about us and securities we may offer from time to time, some of which may not apply to this offering of notes. This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about us that is not included in or delivered with this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information below under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus or any document incorporated herein or therein by reference, you should rely on the information in this prospectus supplement.
As used in this prospectus supplement, unless otherwise indicated or the context otherwise requires, “we,” “us,” “our” or “the Company” refer to Las Vegas Sands Corp., a Nevada corporation, and its subsidiaries, and “Las Vegas Sands” or “LVSC” refers to Las Vegas Sands Corp., a Nevada corporation, without its subsidiaries. Unless otherwise stated, operational statistics presented herein are as of December 31, 2025.
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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This prospectus supplement includes or incorporates by reference forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the discussions of our business strategies and expectations concerning future operations, margins, profitability, liquidity and capital resources. In addition, in certain portions included in this prospectus supplement, the words: “anticipates,” “believes,” “continues,” “estimates,” “expects,” “intends,” “may,” “plans,” “positions,” “remains,” “seeks,” “will,” “would,” and similar expressions, as they relate to our Company or management, are intended to identify forward-looking statements. Although we believe these forward-looking statements are reasonable, we cannot assure you any forward-looking statements will prove to be correct. These statements represent our expectations, beliefs, intentions or strategies concerning future events that, by their nature, involve known and unknown risks, uncertainties and other factors beyond our control, which may cause our actual results, performance, achievements or other expectations to be materially different from any future results, performance, achievements or other expectations expressed or implied by these forward-looking statements. These factors include, but are not limited to, the risks associated with:
•Our business is particularly sensitive to reductions in discretionary consumer and corporate spending as a result of downturns in the economy;
•Natural or man-made disasters, an outbreak of highly infectious or contagious disease, political instability, civil unrest, terrorist activity or war could materially adversely affect the number of visitors to our facilities and disrupt our operations;
•Our business is sensitive to the willingness of our customers to travel;
•We are subject to extensive regulations that govern our operations in any jurisdiction where we operate;
•Certain local gaming laws apply to our gaming activities and associations in jurisdictions where we operate or plan to operate;
•We depend primarily on our properties in two markets for all of our cash flow, and because we are a parent company, our primary source of cash is and will be distributions from our subsidiaries;
•Our debt instruments, current debt service obligations and substantial indebtedness may restrict our current and future operations;
•We are subject to fluctuations in foreign currency exchange rates;
•We extend credit to a portion of our patrons, and we may not be able to collect gaming receivables from our credit patrons;
•Win rates for our gaming operations depend on a variety of factors, some beyond our control, and the winnings of our gaming patrons could exceed our casino winnings;
•We face the risk of fraud and cheating;
•Our operations face significant competition, which may increase in the future;
•Our attempts to expand our business into new markets and new ventures, including through acquisitions or strategic transactions, may not be successful;
•Our loan receivable is subject to certain risks, which could materially adversely affect our financial position, results of operations and cash flows;
•There are significant risks associated with our current and planned construction projects;
•Our Macao Concession (as defined herein) and Singapore development agreements and casino license can be terminated or redeemed under certain circumstances without compensation to us;
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•The number of visitors to our Integrated Resorts (as defined herein), particularly visitors from mainland China, may decline or travel may be disrupted;
•The Macao Special Administrative Region (“Macao”) of the People’s Republic of China (“PRC” or “China”) and Singapore governments could grant additional rights to conduct gaming in the future and increase competition we face;
•Conducting business in Macao and Singapore has certain political and economic risks;
•Our tax arrangements with the Macao government may not be extended on terms favorable to us or at all beyond their expiration dates;
•We are subject to limitations on the transfers of cash to and from our subsidiaries, limitations of the Macao pataca and Hong Kong dollar (“HKD”) exchange markets and restrictions on the export of the Renminbi;
•Our business, financial condition and results of operations and/or the value of our securities or our ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws and regulations of mainland China become applicable to our operations in Macao and Hong Kong or economic, political and legal developments in Macao adversely affect our Macao operations;
•The interests of our principal stockholders in our business may be different from yours;
•Conflicts of interest may arise because certain of our directors and officers are also directors of Sands China Ltd. (“SCL”);
•We depend on the continued services of key personnel;
•We compete for limited management and labor resources in Macao and Singapore, and policies of those governments may also affect our ability to employ imported managers or labor;
•Failure to maintain the integrity of our information and information systems or comply with applicable privacy and cybersecurity requirements and regulations could harm our reputation and adversely affect our business;
•We may fail to establish and protect our IP rights and could be subject to claims of IP infringement;
•The licensing of our trademarks to third parties could result in reputational harm for us;
•Our insurance coverage may not be adequate to cover all possible losses that our properties could suffer, and our insurance costs may increase in the future;
•We are subject to changes in tax laws and regulations;
•Because we own real property, we are subject to environmental regulation;
•We are subject to risks from litigation, investigations, enforcement actions and other disputes;
•We could be negatively impacted by environmental, social and governance and sustainability matters; and
•Other risks and uncertainties detailed in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by the Company with the Commission.
All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date such statement is made. We assume no obligation to update any forward-looking statements after the
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date of this prospectus supplement as a result of new information, future events or developments, except as required by federal securities laws.
Investors and others should note we announce material financial information using our investor relations website (https://investor.sands.com), our company website, SEC filings, investor events, news and earnings releases, public conference calls and webcasts. We use these channels to communicate with our investors and the public about our company, our products and services, and other issues.
In addition, we post certain information regarding SCL, a subsidiary of Las Vegas Sands with ordinary shares listed on The Stock Exchange of Hong Kong Limited, from time to time on our company website and our investor relations website. It is possible the information we post regarding SCL could be deemed to be material information.
The content of these websites is not intended to be incorporated by reference into this prospectus supplement, the accompanying prospectus or in any other report or document we file with or furnish to the SEC, and any reference to these websites is intended to be an inactive textual reference only.
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SUMMARY
This summary does not contain all the information that may be important to you in deciding whether to invest in the notes. You should read this entire prospectus, including the section entitled “Risk Factors” and the financial statements and related notes thereto, before making an investment decision.
We are a Fortune 500 company and the leading global developer and operator of destination properties (“Integrated Resorts”) that feature premium accommodations, world-class gaming, entertainment, retail malls, convention and exhibition facilities, celebrity chef restaurants and other amenities.
We currently own and operate Integrated Resorts in Macao and Singapore. We believe our geographic diversity, best-in-class properties and meeting and convention facilities provide us with the best platform in the hospitality and gaming industry to attract leisure and business tourism to our markets and continue generating growth and cash flow while simultaneously pursuing new development opportunities.
The scale of our properties enables us to offer a range of amenities to serve the widest array of customer segments in each market. We focus on the mass market, which is our most profitable gaming segment. Within the mass market, the upscale position of our gaming and non-gaming amenities and service levels enables us to appeal to higher spending customers, which we refer to as premium mass. We believe the mass market segment will continue to deliver long-term growth as a result of continuing economic growth, expansion of the middle class and an increasing number of high net worth individuals across our markets in Asia.
Our properties also cater to VIP patrons by providing them with luxury amenities, including luxury accommodations, restaurants, lounges, invitation-only clubs and private gaming salons. In each of the regions where we operate, the Paiza brand is associated with certain of these exclusive facilities and represents an important part of our VIP gaming marketing strategy.
Our retail malls feature a diverse mix of retail tenants that we believe contribute to increased visitation to our properties and provide a customer amenity that complements our other product and service offerings.
Our convention, trade show and meeting facilities, combined with the on-site amenities offered at our Macao and Singapore Integrated Resorts, provide flexible and expansive space for meetings, incentives, conventions and exhibitions (“MICE”) and align with our strategy of driving high value tourism to our markets.
Through our 74.80% ownership of SCL, we own and operate a collection of Integrated Resorts in Macao. These properties include The Venetian Macao Resort Hotel (“The Venetian Macao”); The Londoner Macao; The Parisian Macao; The Plaza Macao and Four Seasons Hotel Macao (the “Four Seasons Macao”); and the Sands Macao.
In Singapore, we own and operate the iconic Marina Bay Sands, which is one of Singapore’s major tourist, business and retail destinations.
We are dedicated to sustainability across environmental, social and governance priorities, anchored by our People, Communities and Planet corporate responsibility platform. We strive to deliver a positive working environment for our team members worldwide and pledge to promote the advancement of aspiring team members through a range of educational partnerships and leadership training. We are committed to creating and investing in industry-leading policies and procedures to safeguard our customers, partners, employees and neighbors. We drive social impact through, among other things, our Sands Cares charitable giving and community engagement program. Our industry-leading Integrated Resorts provide substantial contributions to our host communities including growth in leisure and business tourism, sustained job creation and ongoing financial opportunities for local small and medium-sized businesses. We continuously make efforts to improve our environmental performance through our Sands ECO360 global sustainability program (“Sands ECO360”). Through Sands ECO360, we develop and implement environmental practices to advance energy efficiency and transition to renewables, reduce waste, conserve water and source products and materials responsibly.

Strengths and Strategies
We believe we have a number of strengths that differentiate our business from our competitors, including:
Diversified, high quality Integrated Resort offerings with substantial non-gaming amenities. Our Integrated Resorts feature non-gaming attractions and amenities including world-class entertainment, expansive retail offerings and market-leading MICE facilities. These attractions and amenities enhance the appeal of our Integrated Resorts, contributing to visitation, length of stay and customer spending at our properties. The broad appeal of our market-leading Integrated Resort offerings in our various markets enables us to serve the widest array of customer segments in each market.
Substantial and diversified cash flow from existing operations. Our Integrated Resorts in Macao and Singapore have contributed 44% and 56% of our total adjusted property EBITDA, respectively, during 2025. In each of these jurisdictions, our cash flow from operations was derived from a combination of gaming and non-gaming sources, including retail malls, hotel, food and beverage, entertainment and MICE.
Market leadership in the growing higher-margin mass market gaming segment. In our gaming business, we focus on the higher-margin mass gaming segment. Our combined SCL properties continue to have the highest percentage of gaming win from mass tables and slots of the Macao operators. Management estimates our mass market table revenues typically generate a gross margin substantially higher than the gross margin on our VIP table revenues. Additionally, gross gaming revenue from mass tables and slots has contributed to approximately two-thirds of total gross gaming revenue at Marina Bay Sands during the previous five years.
Established brands with broad regional and international market awareness and appeal. Through a combination of its diversity of amenities, scale of facilities and its distinctive design, The Venetian Macao has remained the foremost example of a themed Integrated Resort in Macao. The Londoner Macao, our largest themed property on the Cotai Strip, with replicas of the Houses of Parliament and the Elizabeth Tower, along with The Parisian Macao, our themed property with an iconic replica of the Eiffel Tower and other attractions, have established an interconnected critical mass of European-themed Integrated Resorts that attract multiple segments of leisure and business tourism and drive broad brand awareness both regionally and globally.
Marina Bay Sands is an iconic, architecturally significant Integrated Resort with meaningful scale and visitation. Due to its distinctive design, multitude of amenities and customer experiences shared on social media, and a prominent position as part of the Singapore skyline, Marina Bay Sands is recognized throughout Asia and globally. We believe the brand of Marina Bay Sands is unique and as a result, the property is often featured prominently on social media, in filmed entertainment and in other media.
Experienced management team with a proven track record. We have a global leadership team with substantial industry, operating, development and construction experience that has successfully navigated diverse regulatory, cultural and economic environments. Our team is focused on delivering growth, driving innovation, increasing our return on invested capital, balance sheet strength, preserving the Company’s financial flexibility to pursue development opportunities and continuing to execute return of capital to stockholders.
Unique MICE and entertainment facilities. Our market-leading MICE and entertainment facilities contribute to our markets’ diversification and appeal to leisure and business travelers while diversifying our cash flows and increasing revenues and profit. Our approximately 2.8 million square feet of global MICE space is designed to meet the needs of meeting planners and corporate events and trade show organizers from around the world. Our experience and expertise in this industry supports our ability to drive leisure and business tourism to our markets. The live entertainment program at our properties has been a key traffic driver and has established us as a leader in the field of tourism and leisure activities.
Building on our key strengths, we seek to enhance our position as the leading developer and operator of Integrated Resorts and casinos by continuing to implement the following business strategies:
Developing and diversifying our Integrated Resort offerings to include a full complement of products and services to cater to different market segments. Our Integrated Resorts include MICE space, retail, dining and entertainment facilities and a range of hotel offerings, including branded suites and hotel rooms, to cater to different segments of our markets. We are able to leverage the recognition and the sales, marketing and reservation capabilities of premier hotel brands to attract a wide range of customers in different market segments to our properties. We believe our partnerships with renowned hotel management partners, our diverse Integrated Resort offerings and the convenience and accessibility of our properties will continue to increase the appeal of our properties to both the business and leisure customer segments.
Leveraging our scale of operations to create and maintain an absolute cost advantage. Management expects to benefit from lower unit costs due to the economies of scale inherent in our operations. Opportunities for lower unit costs include, but are not limited to, lower utility costs; more efficient staffing of hotel and gaming operations; and centralized transportation, marketing and sales, and procurement. In addition, our scale allows us to consolidate certain administrative functions.
Focusing on the higher-margin mass market gaming segment, while continuing to provide luxury amenities and high service levels to our VIP and premium players. The scale and product mix of our Integrated Resorts allow us to participate very effectively in all segments of the market. We believe the mass market segment will continue to exhibit long-term growth as a result of continuing economic growth, expansion of the middle class and increasing number of high net worth individuals across our markets in Asia, accompanied by supportive long-term trends in business and leisure tourism. Our properties are positioned to harness future growth in the mass market that comprise our most profitable gaming segment, while delivering the immersive destination resort experiences that create loyalty with VIP and premium players.
Identifying targeted investment opportunities to drive growth across our portfolio. We will continue to invest in the expansion of our facilities and the enhancement of the leisure and business tourism appeal of our property portfolio. Our planned development projects include fulfilling capital and operating investment requirements as part of the Macao 10-year gaming concession agreement (the ”Concession”) and the extensive renovation and expansion of Marina Bay Sands.
Our Operations
Macao
The Venetian Macao is the anchor property of our Cotai Strip development and is located approximately two miles from the Taipa Ferry Terminal on Macao’s Taipa Island and six miles from the bridge linking Hong Kong, Macao and Zhuhai. The Venetian Macao includes approximately 503,000 square feet of gaming space and gaming support area with approximately 659 table games and 1,137 slot machines and electronic table games (“ETGs”). The Venetian Macao features a 39-floor luxury hotel tower with 2,905 elegantly appointed luxury suites and the Shoppes at Venetian, approximately 960,000 square feet of unique retail shopping with 359 stores featuring many international brands and home to 66 restaurants and food outlets featuring an international assortment of cuisines. In addition, The Venetian Macao has approximately 1.2 million square feet of convention facilities and meeting room space, an 1,800-seat theater and the 14,000-seat Venetian Arena that hosts world-class entertainment and sporting events.
The Londoner Macao, our largest Integrated Resort on the Cotai Strip, is located across the street from The Venetian Macao, The Parisian Macao and The Plaza Macao and Four Seasons Macao. The Londoner Macao presents a range of attractions and features, including some of London’s most recognizable landmarks, such as the Houses of Parliament and the Elizabeth Tower (commonly known as “Big Ben”), and interactive guest experiences. The Integrated Resort features four hotel towers. The first hotel tower consists of Londoner Court with 368 luxury suites and 400 rooms and suites under the St. Regis brand. The second hotel tower consists of 659 five-star rooms and suites under the Conrad brand and The Londoner Hotel with 594 London-themed suites, including 14 exclusive Suites by David Beckham. The third and fourth hotel towers consist of the Londoner Grand hotel and represent Macao’s first Marriott International Luxury Collection hotel with 2,405 rooms and suites. Additionally, the Integrated Resort includes approximately 400,000 square feet of gaming space and gaming support area with approximately 500 table games and 1,285 slot machines and ETGs, approximately 358,000 square feet of meeting space, a 1,701-seat theater, the 6,000-seat Londoner Arena, approximately 518,000 square feet of retail space with 172 stores and home to 51 restaurants and food outlets featuring an international assortment of cuisines.
The Parisian Macao, which is connected to The Venetian Macao and The Plaza Macao and Four Seasons Macao, includes approximately 272,000 square feet of gaming space and gaming support area with approximately 255 table games and 1,008 slot machines and ETGs. The Parisian Macao also features 2,541 rooms and suites and the Shoppes at Parisian, approximately 297,000 square feet of unique retail shopping with 101 stores featuring many international brands and home to 23 restaurants and food outlets featuring an international assortment of cuisines. Other non-gaming amenities at The Parisian Macao include a meeting room complex of approximately 62,000 square feet and a 1,200-seat theater. Directly in front of The Parisian Macao, and connected via a covered walkway to the main building, is a half-scale authentic re-creation of the Eiffel Tower containing a viewing platform and restaurant.
The Plaza Macao and Four Seasons Macao, which is located adjacent to The Venetian Macao, has approximately 108,000 square feet of gaming space and gaming support area with approximately 106 table games and 13 slot machines and ETGs at its Plaza Casino. The Plaza Macao and Four Seasons Macao also has 360 elegantly appointed rooms and suites managed by FS Macau Lda., several food and beverage offerings, and conference and banquet facilities. The Grand Suites at Four Seasons features 289 luxury suites. The Shoppes at Four Seasons includes approximately 262,000 square feet of retail space with 136 stores and 10 restaurant and food outlets, and is connected to the Shoppes at Venetian. The Plaza Macao and Four Seasons Macao also features 19 ultra-exclusive Paiza Mansions, which are individually designed and made available by invitation only.
The Sands Macao, the first U.S. operated Las Vegas-style casino in Macao, is situated near the Macao-Hong Kong Ferry Terminal on a waterfront parcel centrally located between Macao’s Gongbei border gate with China and Macao’s central business district. The Sands Macao includes approximately 176,000 square feet of gaming space and gaming support area with approximately 160 table games and 257 slot machines and ETGs. The Sands Macao also includes a 289-suite hotel tower, spa facilities and several restaurants and entertainment areas.
We operate the gaming areas within our Macao properties pursuant to the Concession, which expires in December 2032.
Singapore
Marina Bay Sands has three 55-story hotel towers consisting of 1,844 rooms, including 775 suites, which have recently undergone extensive renovations to introduce world class suites. Atop the three towers is the Sands SkyPark, an extensive outdoor recreation area with a 150-meter infinity swimming pool and leading restaurant and nightlife brands. The Integrated Resort offers approximately 157,000 square feet of gaming space with approximately 568 table games and 3,000 slot machines and ETGs; approximately 794,000 square feet at The Shoppes at Marina Bay Sands, an enclosed retail, dining and entertainment complex featuring signature restaurants from world-renowned chefs; an event plaza and promenade; and an art/science museum. Marina Bay Sands also includes approximately 1.2 million square feet of meeting and convention space and a state-of-the-art theater for top Broadway shows, concerts and gala events.
We operate the gaming area within our Singapore property pursuant to a 30-year casino concession provided under a development agreement entered into in August 2006.
Development Projects
Macao
As part of the Concession entered into by Venetian Macau Limited (“VML,” a subsidiary of SCL) and the Macao government, VML has committed to invest, or cause to be invested, at least 35.84 billion patacas (approximately $4.44 billion at exchange rates in effect on March 31, 2026) in Macao (the “Investment Plan”). Of this total, 33.39 billion patacas (approximately $4.14 billion at exchange rates in effect on March 31, 2026) must be invested in non-gaming projects. These investments must be accomplished by December 2032.

Our Investment Plan in Macao includes investments in projects across a number of key areas including attracting international visitors, conventions and exhibitions, entertainment shows, sporting events, culture and art, health and wellness, themed attractions, supporting Macao’s status as a city of gastronomy, and enhancing community and maritime tourism. The key aspects of our Investment Plan remain subject to Macao government approval and include the upgrading and modernization of our MICE and entertainment facilities to continue to increase foreign visitation to Macao and the redevelopment of the tropical garden situated adjacent to The Londoner Macao, transforming the Le Jardin garden into a distinctive garden-themed attraction to include an iconic conservatory and meticulously designed themed green spaces. We anticipate this venue will evolve into a renowned Macao landmark and year-round attraction for tourists and local residents, further solidifying Macao’s reputation as a premier destination.
We are working with the Macao government to help ensure our Investment Plan aligns with Macao’s evolving economic development strategies. This may result in the reallocation of certain previously announced investments to other initiatives that support Macao’s growth objectives.
For the years ended December 31, 2024 and 2023, we spent a total of approximately 5.80 billion patacas (approximately $718 million at exchange rates in effect on March 31, 2026), on these projects. The annual amounts were reviewed and confirmed as qualified spend under the Concession by the Macao government following audits conducted in May 2025 and July 2024, with results issued in November 2025 and 2024, respectively. The Macao government conducts an annual audit to confirm qualified concession investments for the prior year. For the year ended December 31, 2025, we spent approximately 2.52 billion patacas (approximately $313 million at exchange rates in effect on March 31, 2026); however, as of the date of this filing, the audit process for the 2025 investments is in progress and the ultimate amount confirmed as qualified spend under the Concession may differ from the amount reported above based on the results of the audit.
Singapore
In April 2019, our wholly owned subsidiary, Marina Bay Sands Pte. Ltd. (“MBS”) and the Singapore Tourism Board (“STB”) entered into a development agreement (the “Second Development Agreement”) pursuant to which MBS has agreed to construct a development (the “MBS Expansion Project”) on a land parcel adjacent to Marina Bay Sands. The MBS Expansion Project will include a hotel tower with luxury rooms and suites, a rooftop attraction, premium gaming areas, convention and meeting facilities and a state-of-the-art live entertainment arena with approximately 15,000 seats.
In January 2025, MBS entered into a second supplemental agreement to the Second Development Agreement with the Singapore government (the “Second Supplemental Agreement”) whereby MBS committed to assume liability for the cost of the land premium associated with (i) the additional 2,000 square meters of gaming area and 10,000 square meters of ancillary area in support of the gaming area (collectively, the “Additional Gaming Area”) and (ii) other adjustments to the land premiums resulting from the consequential changes to the allocations of gross floor area for the MBS Expansion Project since the first payment made in 2019 ( the “Additional Gross Floor Area,” and collectively with the Additional Gaming Area, the “Additional Land Premium”). The additional 2,000 square meters of gaming area increases Marina Bay Sands’ total approved gaming area to 17,000 square meters across the existing property and the MBS Expansion Project, while the allocations prescribe and limit the use of the gross floor area for hotel, gaming, retail, food and beverage, MICE and arena at the MBS Expansion Project site.
The dates by which MBS has agreed with the Singapore government to commence and complete construction of the MBS Expansion Project pursuant to the Second Supplemental Agreement are July 8, 2025 and July 8, 2029, respectively. Construction works for the project commenced in May 2025. While the Company’s current estimate is that construction will be complete by June 2030 with an anticipated opening date in January 2031, any extension of the completion date beyond the July 8, 2029 deadline is subject to the approval of the Singapore government.
Our estimated total project cost is approximately $8.0 billion, inclusive of financing fees and interest and land premiums. We have incurred approximately $2.8 billion as of March 31, 2026, inclusive of the payment made in 2019 for the lease of the parcels of land underlying the MBS development project site and the payments of 1.13 billion Singapore dollars (“SGD”) (made in April 2025) and SGD 173 million (made in March 2026) (approximately

$848 million and $137 million, respectively, at exchange rates in effect at the time of the payment) for the Additional Gaming Area and Additional Gross Floor Area, respectively.
Other
We continue to evaluate additional development projects in each of our markets and pursue new development opportunities globally.

The Offering
The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus supplement.

Issuer	Las Vegas Sands Corp., a Nevada corporation

Notes Offered	$500,000,000 aggregate principal amount of 5.300% Senior Notes due May 15, 2031; and $500,000,000 aggregate principal amount of 5.650% Senior Notes due May 18, 2033.

Maturity Date	May 15, 2031 in the case of the 2031 notes; and May 18, 2033 in the case of the 2033 notes.

Interest Rate	5.300% per annum in the case of the 2031 notes; and 5.650% per annum in the case of the 2033 notes.

Interest Payment	We will pay interest on the: 2031 notes on May 15 and November 15 of each year, beginning on November 15, 2026; and 2033 notes on May 18 and November 18 of each year, beginning on November 18, 2026.

Priority
The notes will be our general senior unsecured obligations and will be equal in right of payment with our existing and future senior unsecured indebtedness and effectively subordinated to our existing and future secured obligations, to the extent of the value of the assets securing such obligations. The notes will not be obligations of, or guaranteed by, any of our subsidiaries. As a result, the notes will be structurally subordinated to all existing and future indebtedness and other liabilities and preferred stock of our subsidiaries, which means creditors and preferred stockholders of such subsidiaries will be paid from the assets of such subsidiaries before holders of the notes would have any claims to those assets. As of March 31, 2026, our subsidiaries had approximately $10.63 billion of long-term debt outstanding, net of original issue discount and deferred offering costs, including approximately $4.55 billion under the SCL Senior Notes (as defined herein), HKD 18.66 billion (approximately $2.38 billion at exchange rates in effect on March 31, 2026) under the 2024 SCL Credit Facility (as defined herein), and SGD 4.87 billion (approximately $3.77 billion at exchange rates in effect on March 31, 2026) under the 2025 Singapore Credit Facility (as defined herein) (in addition to HKD 13.30 billion (approximately $1.70 billion at exchange rates in effect on March 31, 2026) of available borrowing capacity under the 2024 SCL Revolving Facility (as defined herein), SGD 588 million (approximately $456 million at exchange rates in effect on March 31, 2026) of available borrowing capacity under the 2025 Singapore Revolving Facility (as defined herein) and SGD 6.30 billion (approximately $4.88 billion at exchange rates in effect on March 31, 2026) of available borrowing capacity under the 2025 Singapore Delayed Draw Term Loan Facility (as defined herein), in each case net of outstanding letters of credit). In April 2026, HKD 2.40 billion (approximately $307 million at exchange rates in effect at the time of the payment) of the outstanding balance under the 2024 SCL Revolving Facility was paid and SGD 250 million (approximately $196 million at exchange rates in effect at the time of the transaction) was drawn on the 2025 Singapore Delayed Draw Term Loan Facility to reimburse the Company for the Additional Gross Floor Area payment made in March 2026 and other construction costs. See “Description of Notes—Brief Description of the Notes—Ranking” and “Description of Other Material Indebtedness.”

Optional Redemption
Prior to April 15, 2031 (one month prior to the maturity date of the 2031 notes) in the case of the 2031 notes and prior to March 18, 2033 (two months prior to the maturity date of the 2033 notes) in the case of the 2033 notes (each such date a “Par Call Date”), we may redeem the notes of the applicable series at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes of the applicable series to be redeemed discounted to the applicable redemption date (assuming the 2031 notes and the 2033 notes matured on their applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of Notes—Optional Redemption”) plus 20 basis points in the case of the 2031 notes and plus 25 basis points in the case of the 2033 notes less (b) interest accrued to the applicable redemption date, and
(2)100% of the principal amount of the notes of the applicable series to be redeemed, plus, in either case, accrued and unpaid interest on the notes of the applicable series to the applicable redemption date.
On or after the applicable Par Call Date for the 2031 notes and the 2033 notes, we may redeem the notes of the applicable series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes of the applicable series being redeemed plus accrued and unpaid interest thereon to the applicable redemption date, as described under “Description of Notes—Optional Redemption.”

Special Redemption	The notes are subject to redemption requirements imposed by gaming authorities in jurisdictions where we operate.

Change of Control	If a Change of Control Triggering Event (as defined herein) occurs, we will make an offer to repurchase the notes. See “Description of Notes.”

Certain Covenants
The Indenture (as defined herein) partially limits, among other things, our ability to merge or consolidate with another company, incur liens and enter into certain sale and leaseback transactions, and requires us to provide certain information to the holders of notes.
These covenants are subject to a number of important exceptions and qualifications See “Description of Notes—Certain Covenants” and the related definitions.

Conflicts of Interest
To the extent any of the underwriters or their affiliates hold any of the $1.0 billion 3.500% Senior Notes due August 2026, such underwriters or their affiliates may receive a portion of the net proceeds from this offering. If 5% or more of the net proceeds of this offering (not including the underwriting discounts) are used to repay the $1.0 billion 3.500% Senior Notes due August 2026 held by any underwriter and/or its respective affiliates, this offering will be conducted in accordance with Rule 5121 of the FINRA Conduct Rules. In such event, the underwriters will not confirm sales of the notes to accounts over which they exercise discretionary authority without the prior written approval of the customer.

Form and Denomination	The notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

DTC Eligibility	The notes will be represented by global certificates deposited with, or on behalf of, DTC or its nominee. See “Description of Notes—Book-Entry, Delivery and Form.”

Use of Proceeds
We intend to use the net proceeds from this offering, together with cash on hand, to (i) redeem in full the outstanding $1.0 billion 3.500% Senior Notes due August 2026 and any accrued interest, (ii) pay transaction-related fees and expenses and (iii) for general corporate purposes. See “Use of Proceeds.”

Risk Factors
See “Risk Factors” beginning on page S-12 of this prospectus supplement and the other information included or incorporated by reference in this prospectus supplement for a discussion of the factors you should carefully consider before deciding to invest in the notes.

No Listing of the Notes	We have not applied nor do we intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing Law	The notes and the Indenture will be governed by New York law.

Trustee, Registrar and Paying Agent	U.S. Bank Trust Company, National Association.

Summary Consolidated Financial Information and Other Data
The following selected historical financial and other data as of and for the years ended December 31, 2025, 2024 and 2023 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The following selected historical financial and other data as of and for the three months ended March 31, 2026 and 2025, and for the twelve months ended March 31, 2026, have been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus supplement. The following selected historical financial and other data for the twelve months ended March 31, 2026 have been derived by adding the historical data for the three months ended March 31, 2026 to the historical data for the year ended December 31, 2025 and subtracting the historical data for the three months ended March 31, 2025. We have prepared the unaudited information on the same basis as the audited consolidated financial statements, and have included, in our opinion, all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Our audited and unaudited consolidated financial statements are prepared in accordance with GAAP.
You should read this section in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports filed with the Commission and those financial statements and the notes to those statements that are incorporated by reference into this prospectus supplement. The results for any historical period are not necessarily indicative of the results of operations to be expected in any future period.

	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31,
	2025	2024	2023	2026	2025	2026

	(in millions)
STATEMENT OF OPERATIONS DATA
Net revenues	$13,017	$11,298	$10,372	$3,585	$2,862	$13,740
Operating expenses	10,199	8,896	8,059	2,681	2,253	10,627
Operating income	2,818	2,402	2,313	904	609	3,113
Interest income	161	275	288	35	42	154
Interest expense, net of amounts capitalized	(746)	(727)	(818)	(188)	(174)	(760)
Other income (expense)	(15)	10	(8)	(3)	(1)	(17)
Loss on modification or early retirement of debt	(5)	—	—	—	(5)	—
Income before income taxes	2,213	1,960	1,775	748	471	2,490
Income tax expense	(347)	(208)	(344)	(107)	(63)	(391)
Net income	1,866	1,752	1,431	641	408	2,099
Net income attributable to noncontrolling interests	(239)	(306)	(210)	(74)	(56)	(257)
Net income attributable to Las Vegas Sands Corp.	$1,627	$1,446	$1,221	$567	$352	$1,842

OTHER DATA
Consolidated adjusted property EBITDA(i)	$5,232	$4,379	$4,085	$1,421	$1,140	5,513
Capital expenditures	$1,168	$1,567	$1,017	$194	$379	983

	As of December 31,			As of March 31,
	2025	2024	2023	2026
BALANCE SHEET DATA
Total assets	$21,920	$20,666	$21,778	$21,176
Debt(ii)	15,784	13,752	14,029	15,724
Total Las Vegas Sands Corp. stockholders’ equity	1,590	2,884	4,118	1,198

	As of December 31,						As of and for the Twelve Months Ended March 31,
	2025		2024		2023		2026
Total debt(ii)	$15,784		$13,752		$14,029		$15,724
Less: Cash and cash equivalents(iii)	(3,841)		(3,650)		(5,105)		(3,330)
Net debt(ii)	$11,943		$10,102		$8,924		$12,394
Ratio of total debt to Consolidated Adjusted Property EBITDA	3.0	x	3.1	x	3.4	x	2.9	x
Ratio of net debt to Consolidated Adjusted Property EBITDA	2.3	x	2.3	x	2.2	x	2.2	x
_________________
(i)Consolidated adjusted property EBITDA, which is a non-GAAP financial measure, is used by management as the primary measure of the operating performance of our segments. Consolidated adjusted property EBITDA is net income (loss) before stock-based compensation expense, corporate expense, pre-opening expense, development expense, depreciation and amortization, amortization of leasehold interests in land, gain or loss on disposal or impairment of assets, interest, other income or expense, gain or loss on modification or early retirement of debt and income taxes. Consolidated adjusted property EBITDA is a supplemental non-GAAP financial measure used by management, as well as industry analysts, to evaluate operations and operating performance. In particular, management utilizes consolidated adjusted property EBITDA to compare the operating profitability of our operations with those of our competitors, as well as a basis for determining certain incentive compensation. Integrated Resort companies, including LVSC, have historically reported adjusted property EBITDA as a supplemental performance measure to GAAP financial measures. In order to view the operations of their properties on a more stand-alone basis, Integrated Resort companies, including LVSC, have historically excluded certain expenses that do not relate to the management of specific properties, such as pre-opening expense, development expense and corporate expense, from their adjusted property EBITDA calculations. Consolidated adjusted property EBITDA should not be interpreted as an alternative to income from operations (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity), in each case, as determined in accordance with GAAP. We have significant uses of cash flow, including capital expenditures, dividend payments, interest payments, debt principal repayments, share repurchases and income taxes, which are not reflected in consolidated adjusted property EBITDA. Not all companies calculate adjusted property EBITDA in the same manner. As a result, our presentation of consolidated adjusted property EBITDA may not be directly comparable to similarly titled measures presented by other companies.

	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31,
	2025	2024	2023	2026	2025	2026

	(in millions)

Net income	$1,866	$1,752	$1,431	$641	$408	$2,099
Income tax expense	347	208	344	107	63	391
Loss on modification or early retirement of debt	5	—	—	—	5	—
Other (income) expense	15	(10)	8	3	1	17
Interest expense, net of amount capitalized	746	727	818	188	174	760
Interest income	(161)	(275)	(288)	(35)	(42)	(154)
Loss on disposal or impairment of assets	247	50	27	8	7	248
Amortization of leasehold interests in land	76	60	58	21	15	82
Depreciation and amortization	1,464	1,308	1,208	357	362	1,459
Development	269	228	205	41	69	241
Pre-opening	24	14	15	4	4	24
Corporate	310	290	230	83	73	320
Stock-based compensation	24	27	29	3	1	26
Consolidated Adjusted Property EBITDA	$5,232	$4,379	$4,085	$1,421	$1,140	$5,513
(ii)Excludes deferred financing costs and original issue discounts totaling $143 million, $65 million, $79 million and $135 million, respectively.
(iii)Excludes restricted cash and cash equivalents totaling $125 million, $125 million, $124 million and $125 million, respectively.

RISK FACTORS
Before you decide to invest in the notes, you should be aware that investment in the notes carries various risks, including those described below and those incorporated by reference from our filings with the Commission, that could have a material adverse effect on our business, financial position, results of operations and cash flows. We urge you to carefully consider these risk factors, together with all of the other information included and incorporated by reference in this prospectus supplement and the accompanying base prospectus, before you decide to invest in the notes. In addition, we identify other factors that could affect our business in our Form 10-K for the year ended December 31, 2025 (as such risk factors may be updated from time to time in our public filings, including in our Quarterly Reports on Form 10-Q), incorporated by reference herein.
Risks Related to Our Indebtedness
Our debt instruments, current debt service obligations and substantial indebtedness may restrict our current and future operations.
Our current debt service obligations contain, or any future debt service obligations and instruments may contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to:
•incur additional debt, including providing guarantees or credit support;
•incur liens securing indebtedness or other obligations;
•dispose of certain assets;
•make certain acquisitions;
•pay dividends or make distributions and make other restricted payments, such as purchasing equity interests, repurchasing junior indebtedness or making investments in third parties;
•enter into sale and leaseback transactions;
•engage in any new businesses;
•issue preferred stock; and
•enter into transactions with our stockholders and our affiliates.
In addition, our Macao, Singapore and U.S. credit agreements contain various financial covenants. See “Description of Other Material Indebtedness.”
As of March 31, 2026, on an as-adjusted basis after giving effect to this offering and the use of proceeds therefrom, we would have had $15.71 billion of long-term debt outstanding, net of original issue discount and deferred offering costs (excluding those costs related to our revolving facilities). This indebtedness could have important consequences for us. For example, it could:
•make it more difficult for us to satisfy our debt service obligations;
•increase our vulnerability to general adverse economic and industry conditions;
•impair our ability to obtain additional financing in the future for working capital needs, capital expenditures, development projects, acquisitions or general corporate purposes;
•require us to dedicate a significant portion of our cash flow from operations to the payment of principal and interest on our debt, which would reduce the funds available for our operations and development projects;
•limit our flexibility in planning for, or reacting to, changes in the business and the industry in which we operate;

•require us to repurchase our SCL Senior Notes upon certain events, such as any change in gaming law or any action by a gaming authority after which none of the SCL members owns or manages casino or gaming areas or operates casino games of chance in Macao in substantially the same manner as SCL was at the issuance date of the SCL Senior Notes for a period of 30 consecutive days or more and results in a material adverse effect on the financial condition, business, properties or results of operations;
•place us at a competitive disadvantage compared to our competitors that have less debt; and
•subject us to higher interest expense in the event of increases in interest rates.
Subject to applicable laws, including gaming laws, and certain agreed-upon exceptions, our Singapore debt is secured by liens on substantially all of the assets of our Singapore operations.
Our ability to timely refinance and replace our indebtedness in the future will depend upon general economic and credit market conditions, potential approval required by local government regulators, adequate liquidity in the global credit markets, the particular circumstances of the gaming industry, and prevalent regulations and our cash flow and operations, in each case as evaluated at the time of such potential refinancing or replacement. If we are unable to refinance or generate sufficient cash flow from operations to repay our indebtedness on a timely basis, we might be forced to seek alternate forms of financing, dispose of certain assets or minimize capital expenditures and other investments, or not make dividend payments. There is no assurance any of these alternatives would be available to us, if at all, on satisfactory terms, on terms that would not be disadvantageous to us, or on terms that would not require us to breach the terms and conditions of our existing or future debt agreements.
We may attempt to arrange additional financing to fund the remainder of our planned, and any future, development projects. If we are required to raise additional capital in the future, our access to and cost of financing will depend on, among other things, global economic conditions, conditions in the global financing markets, the availability of sufficient amounts of financing, our prospects and our credit ratings. If our credit ratings were to be downgraded, or general market conditions were to ascribe higher risk to our rating levels, our industry, or us, our access to capital and the cost of any debt financing would be further negatively impacted. In addition, the terms of future debt agreements could require higher costs, include more restrictive covenants, or require incremental collateral, which may further restrict our business operations or be unavailable due to our covenant restrictions then in effect. There is no guarantee that debt financings will be available in the future to fund our obligations, or that they will be available on terms consistent with our expectations. Our current debt service obligations contain a number of restrictive covenants that impose significant operating and financial restrictions on us, and our Macao, Singapore and U.S. credit agreements contain various financial covenants.
Risks Related to the Notes
We have a substantial amount of indebtedness, which could have important consequences for holders of the notes and significant effects on our business and future operations.
We have a substantial amount of debt in relation to our equity. As of March 31, 2026, on an as-adjusted basis after giving effect to this offering and the use of proceeds therefrom, we would have had $15.71 billion of long-term debt (including the notes) outstanding, net of original issue discount and deferred offering costs (excluding those costs related to our revolving facilities).
Our substantial indebtedness may make it more difficult for us to satisfy our obligations with respect to the notes, increase our vulnerability to general adverse economic and industry conditions, impair our ability to obtain additional financing in the future for working capital needs, committed and planned capital expenditures, development opportunities or general corporate purposes, require us to dedicate a significant portion of our cash flow from operations to the payment of principal and interest on our debt, which would reduce the funds available to us for our operations or expansion of our existing operations, limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, place us at a competitive disadvantage as compared to our competitors, to the extent that they are not as leveraged, subject us to higher interest expense in the event of increases in interest rates to the extent a portion of our debt bears interest at variable rates, cause us to incur additional expenses by hedging interest rate exposures of our debt and exposure to hedging counterparties’ failure to pay under such hedging arrangements, which would reduce the funds available for us for our operations; and in the event we or one of our subsidiaries were to default, result in the loss of all or a substantial portion of our and our subsidiaries’ assets, over which our lenders have taken or will take security. Any of these or other consequences or events could have a material adverse effect on our ability to satisfy our other debt obligations, including the notes.
In addition, under the terms of the Indenture, we are permitted to incur additional indebtedness, some of which may be senior secured indebtedness. If we incur additional indebtedness, the risks described above will be exacerbated.
Claims by Las Vegas Sands Corp.’s secured creditors will have priority with respect to their security over the claims of the holders of the notes, to the extent of the value of the assets securing such indebtedness.
Claims by Las Vegas Sands Corp.’s secured creditors will have priority with respect to the assets securing their indebtedness over the claims of holders of the notes. As such, the claims of the holders of the notes will be effectively subordinated to any secured indebtedness and other secured obligations of Las Vegas Sands Corp. to the extent of the value of the assets securing such indebtedness or other obligations. Las Vegas Sands Corp. may incur secured indebtedness or other secured obligations in the future, all of which will be effectively senior to the notes to the extent of the value of the collateral securing such obligations.
The notes will be structurally subordinated to the liabilities of our subsidiaries.
Our subsidiaries will not have any obligations to pay amounts due under the notes or to make funds available for that purpose. In the event that any of our subsidiaries becomes insolvent, is liquidated, reorganized or dissolved or is otherwise wound up other than as a part of a solvent transaction:
•the creditors of Las Vegas Sands Corp. (including the holders of the notes) will have no right to proceed against the assets of such subsidiary; and
•creditors of such subsidiary, including trade creditors, and any preferred shareholders of such subsidiary will generally be entitled to payment in full from the sale or other disposal of the assets of such subsidiary before Las Vegas Sands Corp., as a direct or indirect shareholder, will be entitled to receive any distributions from such subsidiary.
As of March 31, 2026, our subsidiaries had approximately $10.63 billion of long-term debt outstanding, net of original issue discount and deferred offering costs, including approximately $4.55 billion under the SCL Senior Notes, HKD 18.66 billion (approximately $2.38 billion at exchange rates in effect on March 31, 2026) under the 2024 SCL Credit Facility, and SGD 4.87 billion (approximately $3.77 billion at exchange rates in effect on March 31, 2026) under the 2025 Singapore Credit Facility (in addition to HKD 13.30 billion (approximately $1.70 billion at exchange rates in effect on March 31, 2026) of available borrowing capacity under the 2024 SCL Revolving Facility, SGD 588 million (approximately $456 million at exchange rates in effect on March 31, 2026) of available borrowing capacity under the 2025 Singapore Revolving Facility and SGD 6.30 billion (approximately $4.88 billion at exchange rates in effect on March 31, 2026) of available borrowing capacity under the 2025 Singapore Delayed Draw Term Loan Facility, in each case net of outstanding letters of credit). In April 2026, HKD 2.40 billion (approximately $307 million at exchange rates in effect at the time of the payment) of the outstanding balance under the 2024 SCL Revolving Facility was paid and SGD 250 million (approximately $196 million at exchange rates in effect at the time of the transaction) was drawn on the 2025 Singapore Delayed Draw Term Loan Facility to reimburse the Company for the Additional Gross Floor Area payment made in March 2026 and other construction costs.

The limited covenants in the Indenture may not protect against developments that may impair our ability to repay the notes or the trading price for the notes.
The Indenture does not:
•require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes if we experience significant adverse changes in our financial condition or results of operations;
•limit our ability to incur indebtedness that is senior or equal in right of payment to the notes;
•limit our subsidiaries’ ability to incur unsecured indebtedness, all of which would be structurally senior to the notes; or
•restrict our ability to make investments or to repurchase, or pay dividends or make other payments in respect of, our ordinary shares or other securities ranking junior to the notes.
An increase in the level of our indebtedness, or other events that could adversely affect our business, financial condition, results of operations or prospects, may cause rating agencies to downgrade any credit ratings on the notes, which could adversely affect their trading price and liquidity, and downgrade our corporate rating generally, which could increase our cost of borrowing, limit our access to the capital markets and result in more restrictive covenants in future debt agreements.
We may not be able to generate sufficient cash flow to meet our debt service obligations.
Our ability to make scheduled payments due on our existing and anticipated debt obligations, including the notes, and fund working capital needs, planned capital expenditure and development efforts will depend on our ability to generate sufficient operating cash flow from our projects. Our ability to obtain cash to service our existing and projected debts is subject to a range of economic, financial, competitive, regulatory, business and other factors, many of which are beyond our control, including:
•our future operating performance;
•the demand for services that we provide;
•general economic conditions and economic conditions affecting Macao, Singapore or the gaming industry in particular;
•our ability to hire and retain employees and management at a reasonable cost;
•competition; and
•legislative and regulatory factors affecting our operations and business.
If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness, including the notes, on or before the maturity date, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our operations. In addition, we may not be able to effect any of these actions, if necessary, on commercially reasonable terms or at all. Our ability to sell assets or restructure or refinance our indebtedness, including the notes, will depend on the condition of the financing and capital markets, our financial condition and our ability to obtain requisite governmental approvals at such time.
Any refinancing of any of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our operations. The terms of existing or future debt instruments, including the Indenture, may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in downgrades of any credit ratings we or the notes may have at such time, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, could materially adversely affect our business, prospects, financial condition and results of operations, as well as our ability to satisfy our obligations with respect to the notes.
If we are unable to comply with the restrictions and covenants in our debt agreements, including the Indenture, there could be a default under the terms of these agreements or the Indenture, which could cause repayment of our debt to be accelerated.
If we are unable to comply with the restrictions and covenants in our current or future debt and other agreements, or the Indenture, there could be a default under the terms of these agreements. In the event of a default under these agreements, the holders of the debt could terminate their commitments to lend to us, accelerate repayment of the debt and declare all amounts borrowed due and payable or terminate the agreements, as the case may be. Furthermore, some of our debt agreements, including the Indenture, contain or will contain, as applicable, cross-acceleration or cross-default provisions. As a result, our default under one debt agreement may cause the acceleration of repayment of debt or result in a default under our other debt agreements, including the Indenture. If any of these events occur, we cannot assure you that our assets and cash flow would be sufficient to repay in full all of our indebtedness, or that we would be able to obtain alternative financing on reasonable terms or at all.
Our subsidiaries are subject to restrictions on the payment of dividends and the repayment of intercompany loans or advances to us and our subsidiaries.
As a holding company, we depend on the receipt of dividends and the interest or principal payments on intercompany loans or advances from our subsidiaries to satisfy our obligations, including our obligations under the notes. The ability of our subsidiaries to pay dividends and make payments on intercompany loans or advances to their shareholders is subject to, among other things, distributable earnings, cash flow conditions, restrictions contained in the articles of association of our subsidiaries, applicable laws and restrictions contained in the debt instruments of such subsidiaries. Certain of our subsidiaries have incurred debt in their own name and may do so again in the future, and the instruments governing such debt may require the lenders’ consent prior to the subsidiaries declaring dividends or otherwise restrict dividends or other distributions on their equity interests to us. These restrictions could reduce the amounts that we receive from our subsidiaries, which would restrict our ability to meet our payment obligations under the notes.
As a result of the foregoing, we cannot assure you that we will have sufficient cash flow from dividends or payments on intercompany loans or advances from our subsidiaries to satisfy our obligations under the notes.
We may not be able to repurchase the notes upon the occurrence of certain events.
We must offer to purchase the notes upon the occurrence of certain specified change of control triggering events at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest. We may also require you to dispose of your notes or have your notes redeemed if any gaming authority finds you unsuitable to hold them or in order to otherwise comply with any gaming laws to which we or any of our subsidiaries are or may become subject. See “Description of Notes—Mandatory Disposition Pursuant to Gaming Laws.”
The sources of funds for any such purchases would be our available cash or third-party financing. However, we may not have enough available funds at the time of the occurrence of any change of control triggering events to make purchases of outstanding notes. Our failure to make a required offer to purchase or to purchase the outstanding notes would constitute an event of default under the notes. The event of default may, in turn, constitute an event of default under other indebtedness, any of which could cause the related debt to be accelerated after any applicable notice or grace periods. If our other debt were to be accelerated, we may not have sufficient funds to purchase the notes and repay the debt.
In addition, the definition of change of control for purposes of the Indenture will not necessarily afford protection for the holders of the notes in the event of some highly leveraged transactions, including certain acquisitions, mergers, refinancing, restructurings or other recapitalizations, although these types of transactions could increase our indebtedness or otherwise affect our capital structure or credit ratings. The definition of change of control for purposes of the Indenture also includes a phrase relating to the sale of “all or substantially all” of our assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition under applicable law. Accordingly, our obligation to make an offer to purchase the notes and the ability of a holder of the notes to require us to purchase its notes pursuant to the offer as a result of a highly-leveraged transaction or a sale of less than all of our assets may be uncertain.
An active trading market for the notes may not develop.
The notes are new issues of securities for which there is currently no trading market. We have been advised the underwriters intend to make a market in the notes, but they are not obligated to do so and may discontinue such market making activity at any time without notice. We cannot predict whether an active trading market for any series of the notes will develop or be sustained. If an active trading market for the notes of any series does not develop or is not sustained, the market price and liquidity of such notes may be adversely affected.
The liquidity and prices of the notes may be volatile.
Even if an active trading market for the notes of a series develops, the prices and trading volumes of such notes may be highly volatile. Factors such as variations in our revenues, earnings and cash flows and proposals of new investments, strategic alliances or acquisitions, interest rates, the general state of the securities market (including the market for debt issued by other companies and debt issued by governments), market conditions in our industry and fluctuations in prices for comparable companies could result in large and sudden changes in the volume and price at which such notes will trade.
An increase in market interest rates could result in a decrease in the market value of the notes.
The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes. In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if you purchase notes bearing interest at fixed rates and market interest rates increase, the market values of those notes may decline. We cannot predict the future level of market interest rates.

USE OF PROCEEDS
We estimate that our net proceeds from this offering will be approximately $989 million, after deducting the discounts of the underwriters and other estimated offering expenses payable by us.
Subject to compliance with applicable laws and regulations, we intend to use the net proceeds from this offering, together with cash on hand, to (i) redeem in full the outstanding $1.0 billion 3.500% Senior Notes due August 2026 and any accrued interest, (ii) pay transaction-related fees and expenses and (iii) for general corporate purposes.
To the extent any of the underwriters or their affiliates hold any of the $1.0 billion 3.500% Senior Notes due August 2026, such underwriters or their affiliates may receive a portion of the net proceeds from this offering. If 5% or more of the net proceeds of this offering (not including the underwriting discounts) are used to repay $1.0 billion 3.500% Senior Notes due August 2026 held by any underwriter and/or its respective affiliates, this offering will be conducted in accordance with Rule 5121 of the FINRA Conduct Rules. In such event, the underwriters will not confirm sales of the notes to accounts over which they exercise discretionary authority without the prior written approval of the customer. See “Underwriting (Conflicts of Interest) - Conflicts of Interest” in this prospectus supplement.

CAPITALIZATION
The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2026 (i) on a historical basis and (ii) as adjusted to give effect to the issuance of the notes and the use of proceeds therefrom. The information presented in the table below should be read in conjunction with “Use of Proceeds” and “Description of Other Material Indebtedness,” as well as the consolidated historical financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2026
	Actual	As Adjusted (i)
	(unaudited, in millions)
Cash and cash equivalents	$3,330	$3,319
Restricted cash	125	125
Total cash	3,455	3,444
Debt:
Corporate and U.S. Related:
3.500% Senior Notes due 2026	1,000	—
5.900% Senior Notes due 2027	750	750
5.625% Senior Notes due 2028	1,000	1,000
6.000% Senior Notes due 2029	500	500
3.900% Senior Notes due 2029	750	750
6.000% Senior Notes due 2030	500	500
6.200% Senior Notes due 2034	500	500
5.300% Senior Notes due 2031(ii) offered hereby	—	500
5.650% Senior Notes due 2033(ii) offered hereby	—	500
Finance leases	122	122
Macao Related:
2.300% Senior Notes due 2027	700	700
5.400% Senior Notes due 2028	1,900	1,900
2.850% Senior Notes due 2029	650	650
4.375% Senior Notes due 2030	700	700
3.250% Senior Notes due 2031	600	600
2024 SCL Revolving Facility(iii)	791	791
2024 SCL Term Loan Facility	1,591	1,591
Finance leases	32	32
Singapore Related:
2025 Singapore Term Loan Facility	2,846	2,846
2025 Singapore Delayed Draw Term Loan Facility(iv)	926	926
Finance leases	1	1
Total	15,859	15,859
Unamortized debt discount and issuance costs	(135)	(145)
Total carrying amount of debt	15,724	15,714
Total equity	1,608	1,607
Total capitalization	$17,332	$17,321
_________________
(i)Assumes the application of the net proceeds of the offering as described under “Use of Proceeds,” excluding the payment of accrued interest on the outstanding $1.0 billion 3.500% Senior Notes due August 2026 of approximately $12 million.
(ii)Excludes discount and issuing costs related to the issuance of the notes totaling $11 million.

(iii)Does not reflect HKD 2.40 billion (approximately $307 million at exchange rates in effect at the time of the payment) that was paid in April 2026 on the outstanding balance under the 2024 SCL Revolving Facility.
(iv)Does not include SGD 250 million (approximately $196 million at exchange rates in effect at the time of the transaction) that was drawn in April 2026 to reimburse the Company for the Additional Gross Floor Area payment made in March 2026 and other construction costs.

DESCRIPTION OF NOTES
In this description, the words “Las Vegas Sands” or “LVSC” refer to Las Vegas Sands Corp. and not to any of its Subsidiaries. You can find the definitions of certain other terms used in this description under the subheading “—Certain Definitions” below.
Las Vegas Sands will issue Senior Notes due 2031 (the “2031 Notes”) and Senior Notes due 2033 (the “2033 Notes,” and together with the 2031 Notes, the “Notes”) under an indenture dated as of July 31, 2019 (the “Base Indenture”), as supplemented by one or more supplemental indentures to be dated as of the closing date for this offering (together with the Base Indenture, the “Indenture”), in each case between Las Vegas Sands and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”). The 2031 Notes and the 2033 Notes are each referred to herein as a “series” of Notes.
The terms of the Notes include those provisions contained in the Indenture and certain provisions of the Trust Indenture Act of 1939, as amended (the “TIA”), incorporated by the terms of the Indenture. The following description is a summary of the material provisions of the Indenture and the Notes. This summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture and the Notes. It does not restate the Indenture in its entirety. We urge you to read the Indenture because the Indenture, and not this description, defines your rights as holders of the Notes. Copies of the Indenture may be obtained from Las Vegas Sands. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.
The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.
Brief Description of the Notes
General Terms
The Notes:
•will be senior notes;
•will be redeemable at Las Vegas Sands’ option prior to maturity as described in “—Optional Redemption” below;
•will not require Las Vegas Sands to repurchase the Notes at the option of the holder, except pursuant to a repurchase offer upon the occurrence of a Change of Control Triggering Event;
•will not have any provision for a sinking fund; and
•will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.
Ranking
The Notes:
•will be general unsecured obligations of Las Vegas Sands;
•will rank pari passu with all of Las Vegas Sands’ existing and future senior Indebtedness;
•will be effectively subordinated to all of Las Vegas Sands’ existing and future secured Indebtedness to the extent of the value of the collateral securing such Indebtedness; and
•will be effectively senior in right of payment to the obligations of Las Vegas Sands with respect to any existing and future subordinated Indebtedness and any related guarantees thereon.

None of Las Vegas Sands’ Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of Las Vegas Sands’ Subsidiaries, the Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to Las Vegas Sands. As of March 31, 2026, our subsidiaries had approximately $10.63 billion of long-term debt outstanding, net of original issue discount and deferred offering costs, including approximately $4.55 billion under the SCL Senior Notes (as defined herein), HKD 18.66 billion (approximately $2.38 billion at exchange rates in effect on March 31, 2026) under the 2024 SCL Credit Facility, and SGD 4.87 billion (approximately $3.77 billion at exchange rates in effect on March 31, 2026) under the 2025 Singapore Credit Facility (as defined herein) (in addition to HKD 13.30 billion (approximately $1.70 billion at exchange rates in effect on March 31, 2026) of available borrowing capacity under the 2024 SCL Revolving Facility (as defined herein), SGD 588 million (approximately $456 million at exchange rates in effect on March 31, 2026) of available borrowing capacity under the 2025 Singapore Revolving Facility (as defined herein) and SGD 6.30 billion (approximately $4.88 billion at exchange rates in effect on March 31, 2026) of available borrowing capacity under the 2025 Singapore Delayed Draw Term Loan Facility (as defined herein), in each case net of outstanding letters of credit). In April 2026, HKD 2.40 billion (approximately $307 million at exchange rates in effect at the time of the payment) of the outstanding balance under the 2024 SCL Revolving Facility was paid and SGD 250 million (approximately $196 million at exchange rates in effect at the time of the transaction) was drawn on the 2025 Singapore Delayed Draw Term Loan Facility to reimburse the Company for the Additional Gross Floor Area payment made in March 2026 and other construction costs.
Principal, Maturity and Interest
General
Las Vegas Sands will issue $500,000,000 in aggregate principal amount of 2031 Notes and $500,000,000 in aggregate principal amount of 2033 Notes in this offering.
Las Vegas Sands may issue additional Notes of each series under the Indenture from time to time after this offering. Any issuance of additional Notes of a series will be subject to all of the covenants in the Indenture; provided that, if any issuance of additional Notes of a series is not fungible with the Notes of such series issued on the Issue Date for United States federal income tax purposes, such additional Notes shall have different CUSIP and other identifying numbers than any previously issued Notes of such series but shall otherwise be treated as a single class with all other Notes of such series issued under the Indenture.
The 2031 Notes will mature on May 15, 2031 and the 2033 Notes will mature on May 18, 2033.
Interest on the 2031 Notes will accrue at the rate of 5.300% per annum and interest on the 2033 Notes will accrue at the rate of 5.650% per annum.
Interest on the 2031 Notes is payable semi-annually in arrears on May 15 and November 15 to holders of record as of April 30 and October 31, respectively, with the first interest payment date being November 15, 2026. Interest on the 2033 Notes is payable semi-annually in arrears on May 18 and November 18 to holders of record as of May 3 and November 3, respectively, with the first interest payment date being November 18, 2026.
Interest on each series of Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.
Methods of Receiving Payments on the Notes
All payments on the Notes will be made by wire by the applicable paying agent and applicable registrar unless Las Vegas Sands elects to make interest payments by check mailed to the holders of the Notes at their addresses set forth in the applicable register of holders.

Paying Agent and Registrar for the Notes
U.S. Bank Trust Company, National Association will initially act as paying agent and registrar with respect to each series of Notes. Las Vegas Sands may change the paying agents and the registrars without prior notice to the holders of the Notes, and Las Vegas Sands or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The applicable registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. Las Vegas Sands will not be required to transfer or exchange any Note selected for redemption. Also, Las Vegas Sands will not be required to transfer or exchange any Note of a series for a period of 15 days before the delivery of a notice of redemption of Notes of such series to be redeemed.
Optional Redemption
Prior to April 15, 2031 (one month prior to the maturity date of the 2031 Notes) in the case of the 2031 Notes and prior to March 18, 2033 (two months prior to the maturity date of the 2033 Notes) in the case of the 2033 Notes (each such date a “Par Call Date”), the Company may redeem the Notes of the applicable series at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes of the applicable series to be redeemed discounted to the applicable redemption date (assuming the 2031 Notes and the 2033 Notes matured on their applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points in the case of the 2031 Notes and plus 25 basis points in the case of the 2033 Notes less (b) interest accrued to the applicable redemption date, and
(2)100% of the principal amount of the Notes of the applicable series to be redeemed plus, in either case, accrued and unpaid interest on the Notes of the applicable series to the applicable redemption date.
On or after the applicable Par Call Date for the 2031 Notes and the 2033 Notes, the Company may redeem the Notes of the applicable series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes of the applicable series being redeemed plus accrued and unpaid interest thereon to the applicable redemption date.
“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on such Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from such Par Call Date, one with a maturity date preceding such Par Call Date and one with a maturity date following such Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding such Par Call Date. If there are two or more United States Treasury securities maturing on such Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
In the case of any redemption described above, such redemption will be subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or before the date of redemption.
Las Vegas Sands will prepare and give, or cause to be given, a notice of redemption to each holder of Notes of a series to be redeemed, with a copy to the Trustee, at least 10 and not more than 60 calendar days prior to the date fixed for redemption. Notice of any such redemption may, at the discretion of Las Vegas Sands, be subject to the satisfaction of one or more conditions precedent, including in connection with any corporate transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in Las Vegas Sands’ discretion, the redemption date may be delayed until such time (provided, however, that any delayed redemption date shall not be more than 60 days after the date the relevant notice of redemption was sent) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date or by the redemption date as so delayed. In addition, Las Vegas Sands may provide in such notice that payment of the redemption price and performance of Las Vegas Sands’ obligations with respect to such redemption may be performed by another Person.
Unless Las Vegas Sands defaults in the payment of the redemption price, and subject to any condition as specified as in the relevant redemption notice, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
In connection with a discharge or defeasance of Las Vegas Sands’ obligations under the Indenture, Las Vegas Sands may deliver a notice of redemption more than 60 days in advance of the date of redemption. See “—Satisfaction and Discharge.”
No Mandatory Redemption
Las Vegas Sands is not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, Las Vegas Sands may be required to offer to repurchase Notes as described under the caption “—Repurchase at the Option of Holders—Change of Control.”

Mandatory Disposition Pursuant to Gaming Laws
Each holder, by accepting a Note, shall be deemed to have agreed that if the gaming authority of any jurisdiction in which Las Vegas Sands or any of its Subsidiaries conducts or proposes to conduct gaming requires that a Person who is a holder or the beneficial owner of Notes be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period. If such Person fails to apply or become licensed or qualified or is found unsuitable, Las Vegas Sands shall have the right, at its option:
•to require such Person to dispose of its Notes or beneficial interest therein within 30 days of receipt of notice of Las Vegas Sands’ election or such earlier date as may be requested or prescribed by such gaming authority; or
•to redeem such Notes, which redemption may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority, at a redemption price equal to:
(1)the lesser of:
(a)the Person’s cost, plus accrued and unpaid interest, if any, to the earlier of the redemption date or the date of the finding of unsuitability or failure to comply; and
(b)100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of the redemption date or the date of the finding of unsuitability or failure to comply; or
(2)such other amount as may be required by applicable law or order of the applicable gaming authority.
In connection with such redemption pursuant to this subheading “—Mandatory Disposition Pursuant to Gaming Laws,” and except as may be required by applicable law or order of the applicable gaming authority, Las Vegas Sands shall comply with the procedures under “—Optional Redemption.”
Immediately upon a determination that a holder or beneficial owner will not be licensed, qualified or found suitable, the holder or beneficial owner will have no further rights (a) to exercise any right conferred by the Notes, directly or indirectly, through any trustee, nominee or any other Person or (b) to receive any interest or other distribution or payment with respect to the Notes except the redemption price of the Notes described under this subheading “—Mandatory Disposition Pursuant to Gaming Laws.”
Las Vegas Sands shall notify the Trustee in writing of any such redemption as soon as practicable. Las Vegas Sands shall not be responsible for any costs or expenses any holder of Notes may incur in connection with its application for a license, qualification or a finding of suitability.
Open Market Purchases and Cancelation of Notes
Las Vegas Sands or any Subsidiary may purchase any of the Notes in the open market or by tender or by any other means at any price, as long as such acquisition does not otherwise violate the terms of the Indenture.
All Notes purchased or otherwise redeemed by Las Vegas Sands will be canceled and any Notes purchased or otherwise redeemed by Las Vegas Sands or any Subsidiary will not be reissued or resold to any Person other than Las Vegas Sands or a Subsidiary.
Repurchase at the Option of Holders
Change of Control
If a Change of Control Triggering Event occurs, each holder of the Notes will have the right to require Las Vegas Sands to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, Las Vegas Sands will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to, but excluding, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent Las Vegas Sands has previously or concurrently elected to redeem the applicable Notes in full as described under “—Optional Redemption.”
Within 30 days following any Change of Control Triggering Event, Las Vegas Sands will deliver a notice to each holder of the Notes with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase Notes on the date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice.
On the Change of Control Payment Date, Las Vegas Sands will, with respect to the relevant series of Notes, to the extent lawful:
(1)accept for payment all Notes of such series or portions of Notes of such series properly tendered pursuant to the Change of Control Offer;
(2)deposit with the applicable paying agent an amount equal to the Change of Control Payment in respect of all Notes of such series or portions of Notes of such series properly tendered; and
(3)deliver or cause to be delivered to the Trustee the Notes of such series properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes of such series or portions of Notes of such series being purchased by Las Vegas Sands.
The applicable paying agent will promptly deliver to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will, promptly following receipt of an order therefor as required under the Indenture, authenticate and deliver (or cause to be transferred by book-entry) to each holder a Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. Las Vegas Sands will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
Except as described above with respect to a Change of Control Triggering Event, the Indenture will not contain provisions that permit the holders of the Notes to require that Las Vegas Sands repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
Las Vegas Sands will not be required to make a Change of Control Offer with respect to the relevant series of Notes upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Las Vegas Sands and purchases all Notes of such series properly tendered and not withdrawn under the Change of Control Offer or (2) a notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” pursuant to which Las Vegas Sands has exercised its right to redeem the Notes of such series in full, unless and until there is a default in payment of the applicable redemption price.
If holders of not less than 90% in aggregate principal amount of the outstanding Notes of any series validly tender and do not withdraw such Notes in a Change of Control Offer and Las Vegas Sands, or any third party making such an offer in lieu of Las Vegas Sands as described above, purchases all of such Notes properly tendered and not withdrawn by such holders, Las Vegas Sands or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice; provided that such notice is given not more than 30 days following such repurchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase on a date specified in such notice (the “Second Change of Control Payment Date”) and at a price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest on the Notes repurchased to, but excluding, the Second Change of Control Payment Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Las Vegas Sands and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require Las Vegas Sands to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Las Vegas Sands and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.
The agreements governing other Indebtedness of Las Vegas Sands and its Subsidiaries contain, and future agreements of Las Vegas Sands and its Subsidiaries may contain, prohibitions of certain events, including events that would constitute a Change of Control Triggering Event and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of Notes of their right to require Las Vegas Sands to repurchase the Notes upon a Change of Control Triggering Event may cause a default under these other agreements, even if the Change of Control Triggering Event itself does not. In the event a Change of Control Triggering Event occurs at a time when Las Vegas Sands is prohibited from purchasing the Notes, Las Vegas Sands could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If Las Vegas Sands does not obtain a consent or repay those borrowings, Las Vegas Sands will breach the terms of such borrowings by purchasing the Notes. In that case, Las Vegas Sands’ failure to purchase tendered Notes may constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other Indebtedness. Finally, Las Vegas Sands’ ability to pay cash to the holders of Notes upon a repurchase as well as its ability to refinance any borrowings from senior lenders may be limited by Las Vegas Sands’ then existing financial resources. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the notes upon the occurrence of certain events.”
Compliance with Securities Laws
To the extent that the provisions of any applicable securities laws or regulations conflict with the Change of Control provisions of the Indenture, Las Vegas Sands will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under these provisions of the Indenture by virtue of such compliance.
Selection and Notice
If with respect the relevant series of Notes, fewer than all of the Notes of such series are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis, by lot or by any other method the Trustee deems fair and appropriate, unless otherwise required by law or applicable stock exchange or depositary requirements. No Notes of $2,000 or less can be redeemed or purchased in part. However, if with respect to the relevant series of Notes, all of the Notes of such series of a holder are to be redeemed or purchased, the entire outstanding amount of Notes of such series held by such holder, even if less than $2,000, will be redeemed or purchased.
Notices of redemption or purchase will be delivered at least 10 but not more than 60 days before the redemption or purchase date to each holder of Notes to be redeemed or purchased at its registered address, with a copy to the Trustee, except that redemption or purchase notices may be delivered more than 60 days prior to a redemption or purchase date if the notice is issued in connection with a defeasance of the applicable Notes or a satisfaction and discharge of the Indenture.
If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of a Note upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any condition specified in the relevant redemption notice. On and after the redemption date (and subject to the satisfaction of any condition specified in the relevant redemption notice), interest ceases to accrue on Notes or portions of Notes called for redemption.
Certain Covenants
Except as set forth below, neither Las Vegas Sands nor any of its Subsidiaries will be restricted by the Indenture from:
•incurring any indebtedness or other obligation;
•incurring any Liens;
•entering into any sale and leaseback transactions; or
•disposing of any assets.
In addition, neither Las Vegas Sands nor any of its Subsidiaries will be restricted by the Indenture from making any investments, including acquisitions, paying dividends or making distributions on the Capital Stock of Las Vegas Sands or of such Subsidiaries or purchasing or redeeming Capital Stock of Las Vegas Sands or such Subsidiaries. Las Vegas Sands will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the Notes upon a change of control or other events involving Las Vegas Sands or any of its Subsidiaries which may adversely affect the creditworthiness of the Notes, except to the limited extent provided under “—Repurchase at the Option of Holders—Change of Control.” Among other things, the Indenture will not contain covenants designed to afford holders of the Notes any protections in the event of a highly leveraged or other transaction involving Las Vegas Sands that may adversely affect holders of the Notes, except to the limited extent provided below and under “—Repurchase at the Option of Holders—Change of Control.”
Limitations on Liens
Neither Las Vegas Sands nor any Subsidiary will, directly or indirectly, incur, assume or guarantee any Indebtedness secured by a Lien on any Principal Property (or the Capital Stock of any Subsidiary that owns a Principal Property), unless Las Vegas Sands secures the Notes equally and ratably with (or at the option of Las Vegas Sands, prior to) the Indebtedness secured by such Lien for so long as such Indebtedness is secured. Any Lien that is granted to secure the Notes under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes under this covenant; provided that, solely for purposes of this paragraph and the first paragraph under “—Limitations on Sale and Leaseback Transactions,” Sands China Ltd. and each of its Subsidiaries shall not constitute Subsidiaries of Las Vegas Sands and shall not be restricted thereunder.
The foregoing restrictions do not apply to Indebtedness that is secured by:
(1)Liens existing on the Issue Date (including the MBS Credit Facility);
(2)Liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation;
(3)Liens on any property or Capital Stock of a Person existing at the time the Person becomes a Subsidiary or Liens in existence at the time of the acquisition of the assets encumbered thereby (including, in each case, without limitation, acquisition through merger or consolidation), in each case, which were not incurred in anticipation thereof;
(4)Liens on property or Capital Stock acquired, constructed, altered, improved or repaired by Las Vegas Sands or any Subsidiary and created prior to, at the time of, or within 360 days (or thereafter if such Lien is created pursuant to a binding commitment entered into prior to, at the time of or within 360 days) after such acquisition (including, without limitation, acquisition through merger or consolidation), construction, alteration, improvement or repair (or the completion of such construction, alteration, improvement or repair or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the price thereof so long as such Liens are no greater than the payment or price, as the case may be, for the property or Capital Stock acquired, constructed, altered, improved or repaired (plus an amount equal to any fees, expenses or other costs payable in connection therewith);
(5)Liens securing Indebtedness or other obligations of a Subsidiary owing to Las Vegas Sands or another Subsidiary; and
(6)Liens in favor of Las Vegas Sands or its Subsidiaries.
The foregoing restrictions do not apply to extensions, renewals or replacements of any Indebtedness (and for the avoidance doubt, any successive extensions, renewals or replacements of such Indebtedness) secured by the foregoing types of Liens (other than Liens securing the MBS Credit Facility pursuant to clause (1) above), so long as the principal amount of Indebtedness secured thereby shall not exceed the amount of Indebtedness existing at the time of such extension, renewal or replacement (plus an amount equal to any premiums, accrued interest, fees, expenses or other costs payable in connection therewith).
For purposes of clause (1) above, commitments under the MBS Credit Facility shall be deemed to be Indebtedness in existence as of the Issue Date and any subsequent incurrence of Indebtedness under such commitments shall not be deemed to be an incurrence of additional Indebtedness or an additional Lien at such subsequent time; provided that if the MBS Credit Facility is amended or supplemented subsequent to the Issue Date, including to increase the commitments thereunder, this paragraph shall only be applicable in respect of Indebtedness incurred up to the amount of the commitments under the MBS Credit Facility in existence as of the Issue Date. Liens securing Indebtedness incurred under the MBS Credit Facility (including pursuant to any amendment or supplement thereto) subsequent to the Issue Date to finance development and construction costs, fees and other expenses related to the MBS Expansion Project as described in this prospectus supplement shall be deemed to be incurred under clause (4) above, so long as such Liens are created within the required periods under, and are no greater than the amounts permitted by, clause (4) above.
For the avoidance of doubt, an increase in the amount of Indebtedness in connection with any accrual of interest, accretion of accreted value, amortization of original issue discount, payment of interest in the form of additional Indebtedness with the same terms, and accretion of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness, shall not constitute an assumption, incurrence or guarantee for the purposes of this covenant, so long as the original Liens securing such Indebtedness were permitted under the Indenture.
Notwithstanding the foregoing restrictions, without securing the Notes as described above, Las Vegas Sands and its Subsidiaries may, directly or indirectly, incur, assume or guarantee any Indebtedness secured by Liens not otherwise permitted by this covenant if the sum of (i) the aggregate of all Indebtedness secured by such Liens and (ii) any Attributable Debt (as defined below) related to any permitted sale and leaseback arrangement permitted under clause (3) of “—Limitations on Sale and Leaseback Transactions” does not exceed the greater of (i) 15.0% of Las Vegas Sands’ total Consolidated Net Assets (as defined below) and (ii) $1.5 billion.
Any sale and leaseback arrangement incurred pursuant to clauses (1), (2), (4), (5) or (6) of the “—Limitations on Sale and Leaseback Transactions” covenant below shall be deemed to be permitted pursuant to this covenant.
Limitations on Sale and Leaseback Transactions
Neither Las Vegas Sands nor any Subsidiary will enter into any arrangement with any person to lease a Principal Property (except for any arrangements that exist on the date the Notes are issued or that exist at the time any person that owns a Principal Property becomes a Subsidiary) which has been or is to be sold by Las Vegas Sands or the Subsidiary to such person unless:
(1)the sale and leaseback arrangement involves a lease for a term of not more than three years;
(2)the sale and leaseback arrangement is entered into between or among Las Vegas Sands and its Subsidiaries;

(3)Las Vegas Sands or the Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property at least equal in amount to the Attributable Debt permitted pursuant to the last paragraph under “—Limitations on Liens” without having to secure equally and ratably the Notes;
(4)the lease payment is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation;
(5)the proceeds of the sale and leaseback arrangement are at least equal to the fair market value (as determined by Las Vegas Sands’ Board of Directors in good faith) of the Principal Property and Las Vegas Sands applies within 180 days after the sale an amount equal to the greater of the net proceeds of the sale or the Attributable Debt associated with the Principal Property to (i) the retirement of long-term debt for borrowed money that is not subordinated to the Notes and that is not debt to Las Vegas Sands or a Subsidiary, or (ii) the purchase, construction, improvement, expansion or development of other comparable property; or
(6)the sale and leaseback arrangement is entered into within 180 days after the initial acquisition of the Principal Property subject to the sale and leaseback arrangement.
“Attributable Debt” means, with regard to a sale and leaseback arrangement of a Principal Property, an amount equal to the lesser of: (a) the fair market value of the Principal Property (as determined in good faith by Las Vegas Sands’ Board of Directors); or (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term (excluding permitted extensions), discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments to be specified in the Indenture.
“Consolidated Net Assets” means, as of any date of determination, the consolidated assets, after subtracting all current liabilities, as such amounts appear on Las Vegas Sands’ most recent internally available consolidated balance sheet and computed in accordance with GAAP; provided that Consolidated Net Assets will be calculated, at the election of Las Vegas Sands, after giving pro forma effect to any investments, acquisitions or dispositions occurring outside the ordinary course of business and subsequent to the date of such balance sheet, as well as any transaction giving rise to the need to calculate Consolidated Net Assets (including the application of the proceeds therefrom, as applicable); and provided further that any calculation of Consolidated Net Assets shall exclude the impact attributable to Sands China Ltd. and each of its Subsidiaries.
“Principal Property” means the real and tangible property which is owned and operated by Las Vegas Sands or any Subsidiary having a gross book value in excess of $300.0 million; provided that no such property will constitute a Principal Property if the Board of Directors of Las Vegas Sands has determined in good faith that such property is not of material importance to the total business conducted by Las Vegas Sands and its Subsidiaries taken as a whole.
Merger, Consolidation or Sale of Assets
With respect to the relevant series of Notes, as long as any Notes of such series are outstanding, Las Vegas Sands will not, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not Las Vegas Sands is the surviving entity) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Las Vegas Sands and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:
(1)either (a) Las Vegas Sands is the surviving entity or (b) the Person formed by or surviving any such consolidation or merger (if other than Las Vegas Sands) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
(2)the Person formed by or surviving any such consolidation or merger (if other than Las Vegas Sands) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Las Vegas Sands under the Notes of such series and the Indenture pursuant to a supplemental indenture; and

(3)immediately after such transaction, no Default or Event of Default shall have occurred and is continuing.
For the avoidance of doubt, a pledge, mortgage, charge, lien, encumbrance, hypothecation or grant of any other security interest on an asset or property shall not be considered as a sale, assignment, transfer, conveyance or disposal of such asset or property.
Reports
The Indenture will provide that Las Vegas Sands shall file with the Trustee and the SEC, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the TIA at the times and in the manner provided in the TIA; provided that, unless available on the SEC’s EDGAR reporting system, any such information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is filed with the SEC.
Las Vegas Sands’ reporting obligations pursuant to the immediately preceding paragraph will be satisfied in the event it timely posts such information to its website or the SEC’s EDGAR reporting system. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of (or electronic access to) such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Las Vegas Sands’ compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).
Events of Default and Remedies
Each of the following is an “Event of Default” with respect to each series of Notes:
(1)default for 30 days in the payment when due of interest on the Notes of such series;
(2)default in the payment when due (at maturity, upon redemption, repurchase or otherwise) of the principal of, or premium, if any, on the Notes of such series;
(3)failure by Las Vegas Sands to comply with any payment obligations (including, without limitation, obligations as to the timing or amount of such payments) described under the caption “—Repurchase at the Option of Holders—Change of Control”;
(4)failure by Las Vegas Sands for 90 days after receipt of written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the Notes of such series to comply with any of the other agreements in the Indenture not identified in clauses (1), (2) or (3) above;
(5)default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Las Vegas Sands or any of its Significant Subsidiaries (or the payment of which is guaranteed by Las Vegas Sands or any of its Significant Subsidiaries), whether such Indebtedness or guarantee existed on the date of the Indenture, or is created after the date of the Indenture, if that default results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $250.0 million or more, if such acceleration is not annulled within 30 days after written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the Notes of such series;
(6)failure by Las Vegas Sands or any of its Significant Subsidiaries to pay final non-appealable judgments (not paid or covered by insurance as to which the relevant insurance company has not denied responsibility) rendered against Las Vegas Sands or any Significant Subsidiary aggregating in excess of $250.0 million, which judgments are not paid, bonded, discharged or stayed for a period of 60 days; or
(7)certain events of bankruptcy or insolvency relating to Las Vegas Sands and its Significant Subsidiaries described in the Indenture.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes of the affected series will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes of an affected series may declare all the Notes of such series to be due and payable immediately.
Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes of an affected series may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the applicable Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.
The Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of the applicable Notes, unless such holders have offered to the Trustee security or indemnity satisfactory to it against any loss, liability, claim or expense. Except to enforce the right to receive payment of principal, interest or premium, if any, when due, no holder of a Note may pursue any remedy with respect to the Indenture or the applicable Notes unless:
(1)such holder has previously given the Trustee written notice that an Event of Default is continuing;
(2)holders of at least 25% in aggregate principal amount of the then outstanding Notes of such series have requested the Trustee to pursue the remedy;
(3)such holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability, claim or expense;
(4)the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
(5)holders of a majority in aggregate principal amount of the then outstanding Notes of the relevant series have not given the Trustee a direction inconsistent with such request within such 60-day period.
The holders of a majority in aggregate principal amount of the then outstanding Notes of any series by notice to the Trustee may, on behalf of the holders of all of the Notes of such series, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes of such series.
Las Vegas Sands is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Las Vegas Sands is required to promptly deliver to the Trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
No past, present or future director, officer, employee, incorporator, organizer, equity holder or member of Las Vegas Sands, as such, will have any liability for any obligations of Las Vegas Sands under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the United States federal securities laws.

Legal Defeasance and Covenant Defeasance
Las Vegas Sands may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes of such series (“Legal Defeasance”) except for:
(1)the rights of holders of outstanding Notes of such series to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to below;
(2)Las Vegas Sands’ obligations with respect to the Notes of such series concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(3)the rights, powers, trusts, duties and immunities of the Trustee and Las Vegas Sands’ obligations in connection therewith; and
(4)the Legal Defeasance and Covenant Defeasance provisions of the Indenture.
In addition, Las Vegas Sands may, at its option and at any time, elect to have the obligations of Las Vegas Sands released with respect to certain covenants (including its obligation to make Change of Control Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes of the applicable series. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes of the applicable series.
In order to exercise either Legal Defeasance or Covenant Defeasance:
(1)Las Vegas Sands must irrevocably deposit with the Trustee or its designee, in trust, for the benefit of the holders of the Notes of the applicable series, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of an internationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding Notes of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Las Vegas Sands must specify whether the Notes of such series are being defeased to such stated date for payment or to a particular redemption date;
(2)in the case of Legal Defeasance, Las Vegas Sands must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) Las Vegas Sands has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the beneficial owners of the outstanding Notes of the applicable series will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)in the case of Covenant Defeasance, Las Vegas Sands must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the beneficial owners of the outstanding Notes of the applicable series will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Las Vegas Sands is a party or by which any such Person is bound; and
(6)Las Vegas Sands must deliver to the Trustee an Officer’s Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment, Supplement and Waiver
Except as provided in the next two succeeding paragraphs, the Indenture and the Notes of any series may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding of the applicable series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes of such series), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes of the applicable series may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes of such series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes of such series).
Without the consent of each holder of an outstanding Note of a series affected, an amendment, supplement or waiver may not:
(1)reduce the principal amount of Notes of such series whose holders must consent to an amendment, supplement or waiver;
(2)reduce the principal of or change the fixed maturity of any Note of such series or alter the provisions with respect to the redemption of the Notes of such series (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders—Change of Control” except as set forth in clause (8) below);
(3)reduce the rate of or change the time for payment of interest on any Note of such series;
(4)waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes of such series (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes of the applicable series and a waiver of the payment default that resulted from such acceleration);
(5)make any Note of such series payable in money other than that stated in the applicable Notes;
(6)make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes of such series;
(7)waive a redemption payment with respect to any Note of such series (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders— Change of Control” except as set forth in clause (8) below);
(8)amend, change or modify in any material respect the obligation of Las Vegas Sands to make and consummate a Change of Control Offer with respect to the Notes of such series in respect of a Change of Control that has occurred; or
(9)make any change in the preceding amendment and waiver provisions.
Notwithstanding the preceding, without the consent of any holder of Notes, Las Vegas Sands and the Trustee may amend or supplement the Indenture or the applicable Notes:
(1)to cure any ambiguity, defect or inconsistency;

(2)to provide for uncertificated Notes in addition to or in place of Certificated Notes;
(3)to provide for the assumption of Las Vegas Sands’ obligations to holders of the applicable series of Notes in the case of a merger or consolidation or sale of all or substantially all of Las Vegas Sands’ assets, as applicable;
(4)to make any change that would provide any additional rights or benefits to the holders of the applicable series of Notes or that does not adversely affect the legal rights under the Indenture of the holders in any material respect;
(5)to conform the text of the Indenture or the applicable Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of such Indenture or Notes, which intent may be evidenced by an Officer’s Certificate to that effect;
(6)to provide for the issuance of additional Notes of an applicable series in accordance with the limitations set forth in the Indenture as of the date of the Indenture;
(7)to evidence and provide for the acceptance of appointment by an applicable successor Trustee;
(8)to comply with the procedures of DTC, Euroclear or Clearstream;
(9)to allow a Person to Guarantee Las Vegas Sands’ obligations under the Indenture and the applicable Notes by executing a supplemental indenture with respect to the applicable Notes (or to release any such Person from such a Guarantee as provided or permitted by the terms of the Indenture and such Guarantee); or
(10)to provide for the applicable Notes to become secured (or to release such security as permitted by the Indenture and the applicable security documents).
Satisfaction and Discharge
The Indenture for a series of Notes will be discharged and will cease to be of further effect as to all Notes of such series issued thereunder, when:
(1)either:
(a)all Notes of the applicable series that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been irrevocably deposited in trust, have been delivered to the Trustee for cancelation; or
(b)all Notes of the applicable series that have not been delivered to the Trustee for cancelation will become due and payable by reason of the delivery of a notice of redemption or otherwise or will become due and payable within one year and Las Vegas Sands has irrevocably deposited or caused to be deposited with the Trustee or its designee as trust funds in trust solely for the benefit of the holders of the Notes of such series, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes of such series not delivered to the Trustee for cancelation for principal and premium, if any, and accrued interest to the date of maturity or redemption;
(2)no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);
(3)Las Vegas Sands has paid or caused to be paid all sums payable by Las Vegas Sands under the Indenture; and

(4)Las Vegas Sands has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes of the applicable series at maturity or on the redemption date, as the case may be.
In addition, Las Vegas Sands must deliver an Officer’s Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
In the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign as Trustee of the applicable series of Notes.
The holders of a majority in aggregate principal amount of the then outstanding Notes of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in the conduct of his/her own affairs.
Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the applicable series of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability, claim or expense.
Governing Law, Consent to Jurisdiction
The Indenture and the Notes will provide, with certain exceptions, for the application of the internal laws of the State of New York. Las Vegas Sands will irrevocably submit to the jurisdiction of any New York state or United States federal court located in The Borough of Manhattan, City of New York, State of New York in relation to any legal action or proceeding (i) arising out of, related to or in connection with the Indenture or the Notes and (ii) arising under any United States federal or state securities laws.
Book-Entry, Delivery and Form
Notes with respect to each series of Notes initially will be represented by one or more Notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes of each series will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.
Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive Notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.
Depository Procedures
The following description of the operations and procedures of DTC, the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Las Vegas Sands takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
DTC has advised Las Vegas Sands that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
DTC has also advised Las Vegas Sands that, pursuant to procedures established by it:
(1)upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and
(2)ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Clearstream Banking, S.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.
Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Las Vegas Sands and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither Las Vegas Sands, the Trustee nor any agent of Las Vegas Sands or the Trustee has or will have any responsibility or liability for:
(1)any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or
(2)any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
DTC has advised Las Vegas Sands that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the

Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Las Vegas Sands. Neither Las Vegas Sands nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and Las Vegas Sands and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
DTC has advised Las Vegas Sands that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the relevant Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under a series of Notes, DTC reserves the right to exchange the relevant Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Las Vegas Sands, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
A Global Note is exchangeable for Certificated Notes if:
(1)DTC (a) notifies Las Vegas Sands that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Las Vegas Sands fails to appoint a successor depositary; or
(2)if DTC or a successor depositary so requests following a Default or Event of Default with respect to the applicable series of Notes.
In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture.
In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment
Las Vegas Sands will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest, if any), by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Las Vegas Sands will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. Las Vegas Sands expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a Business Day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Las Vegas Sands that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the Business Day for Euroclear or Clearstream following DTC’s settlement date.
Certain Definitions
Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
“affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board of Directors” means:
(1)with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)with respect to a partnership, the board of directors of the general partner of the partnership;
(3)with respect to a limited liability company, the Person or Persons who are the managing member, members or managers or any controlling committee or managing members or managers thereof; and
(4)with respect to any other Person, the board or committee of such Person serving a similar function.
“Business Day” means any day other than a Legal Holiday.
“Capital Stock” means:
(1)in the case of a corporation, corporate stock;
(2)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests (whether general or limited); and
(4)any other interests or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Change of Control” means the occurrence of any of the following:
(1)the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Las Vegas Sands and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than to the Principal and/or any of her Related Parties;
(2)the adoption of a plan relating to the liquidation or dissolution of Las Vegas Sands or any successor thereto; or
(3)the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined in clause (1) above), other than the Principal and/or any of her Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the outstanding Voting Stock of Las Vegas Sands, measured by voting power rather than number of shares.
Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) Las Vegas Sands becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of Las Vegas Sands immediately prior to that transaction or (B) immediately following that transaction no “person” (as defined in clause (1) above), other than a holding company satisfying the requirements of this sentence, the Principal and/or any of her Related Parties, is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company (measured by voting power rather than number of shares).
Notwithstanding the foregoing clauses or any provision of the Exchange Act, a “person” (as defined in clause (1) above) shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting, support, option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement.
“Change of Control Offer” has the meaning assigned to that term in the Indenture.
“Change of Control Triggering Event” means the occurrence of a Change of Control and a Ratings Event.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Fitch” means Fitch, Inc., also known as Fitch Ratings, and its successors.
“GAAP” means generally accepted accounting principles in effect in the United States as in effect from time to time; provided, however, if the Company is required by the SEC to adopt (or is permitted to adopt and so adopts) a different accounting framework, including, but not limited to, the International Financial Reporting Standards, “GAAP” shall mean such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Government Securities” means securities that are:
(1)direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or
(2)obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America; which, in either case, are not callable or redeemable at the option of the issuer thereof, and will include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
“Holder” or “holder” means any registered holder, from time to time, of the Notes. Only registered holders will have any rights under the Indenture.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding, for the avoidance of doubt, accrued expenses, trade payables and hedging obligations), in respect of borrowed money if and to the extent such indebtedness would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.
The amount of any Indebtedness outstanding as of any date will be:
(1)the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2)the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness; and
(3)in the case of a Guarantee of Indebtedness, the maximum amount of the Indebtedness guaranteed under such Guarantee.
Notwithstanding anything contained in the Indenture to the contrary, any obligation of Las Vegas Sands incurred in the ordinary course of business in respect of casino chips or similar instruments shall not constitute “Indebtedness” for any purpose under the Indenture.
“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by Las Vegas Sands, as applicable.
“Issue Date” means the date on which the Notes (other than any Additional Notes) are originally issued.
“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in New York, New York, or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
“MBS Credit Facility” means the Facility Agreement, dated as of February 21, 2025, among Marina Bay Sands Pte. Ltd., as borrower, various lenders party thereto and DBS Bank Ltd. as agent and security trustee. Refer to further details at “—2025 Singapore Credit Facility.”
“Moody’s” means Moody’s Investors Service, Inc., or any successor to its statistical rating business, except that any reference to a particular rating by Moody’s will be deemed to be a reference to the corresponding rating by any such successor.
“Nonrecourse Obligation” means Indebtedness or lease payment obligations substantially related to (i) the acquisition of assets not previously owned by Las Vegas Sands or any Subsidiary or (ii) the financing of a project involving the development or expansion of Las Vegas Sands’ or any Subsidiary’s properties, as to which the obligee with respect to such indebtedness or obligation has no recourse to Las Vegas Sands or any Subsidiary or any of Las Vegas Sands’ or any Subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).
“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, Treasurer, Secretary, Assistant Treasurer or Assistant Secretary of Las Vegas Sands, or any director of the Board of Directors of Las Vegas Sands or any Person acting in that capacity.
“Officer’s Certificate” means a certificate signed on behalf of Las Vegas Sands by an Officer of Las Vegas Sands which meets the requirements set forth in the Indenture.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Principal” means Dr. Miriam Adelson.
“Rating Agencies” means (a) each of Fitch, Moody’s and S&P and (b) if any of Fitch, Moody’s or S&P ceases to rate a series of Notes or fails to make a rating of a series of Notes publicly available for reasons outside of Las Vegas Sands’ control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by Las Vegas Sands as a replacement agency for Fitch, Moody’s or S&P, or each of them, as the case may be.
“Ratings Event” means with respect to each series of Notes, (i) the rating of the Notes of such series is lowered by two of the three Rating Agencies on any day during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public notice of the intention by Las Vegas Sands to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of such series of Notes is under publicly announced consideration for a possible downgrade by any of the applicable Rating Agencies; provided that no such extension shall occur if on such 60th day the Notes of such series have an Investment Grade credit rating from at least two Rating Agencies and are not subject to review for possible downgrade by either of such Rating Agencies), and (ii) the Notes of such series are rated below Investment Grade by two of the three Rating Agencies on any day during the Trigger Period; provided that a Ratings Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Ratings Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform Las Vegas Sands that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Ratings Event). The Notes of a series will be deemed to have ceased to be rated as investment grade by a Rating Agency during any period in which such Rating Agency is not providing a rating for the Notes of such series.

“Related Party” means:
(1)any immediate family member or former spouse (in the case of an individual) of the Principal; or
(2)any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a greater than 50% interest of which consist of the Principal and/or such other Persons referred to in the immediately preceding clause (1) or this clause (2).
“S&P” means S&P’s Ratings Inc. or any successor to its statistical rating business, except that any reference to a particular rating by S&P shall be deemed to be a reference to the corresponding rating by any such successor.
“SCL Senior Notes” means the 2.300% Senior Notes due 2027, the 5.400% Senior Notes due 2028, the 2.850% Senior Notes due 2029, the 4.375% Senior Notes due 2030 and the 3.250% Senior Notes due 2031, issued by Sands China Ltd., as described under “Description of Other Material Indebtedness.”
“SEC” means the U.S. Securities and Exchange Commission. “Securities Act” means the U.S. Securities Act of 1933, as amended.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(1) or (2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.
“Subsidiary” means, with respect to any specified Person:
(1)any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);
(2)any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof); or
(3)any limited liability company (a) the manager or managing member of which is such Person or a Subsidiary of such Person or (b) the only members of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
Unless the context otherwise requires, “Subsidiary” as used herein shall mean a Subsidiary of Las Vegas Sands.
“Total Assets” means at any date, the total assets of Las Vegas Sands and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

DESCRIPTION OF OTHER MATERIAL INDEBTEDNESS
Corporate and U.S. Related Debt
LVSC Senior Notes
The 3.500% Senior Notes due August 2026, the 5.900% Senior Notes due 2027, the 5.625% Senior Notes due 2028, the 6.000% Senior Notes due 2029, the 3.900% Senior Notes due 2029, the 6.000% Senior Notes due 2030 and the 6.200% Senior Notes due 2034 issued by LVSC (together, the “LVSC Senior Notes”) are senior unsecured obligations of LVSC. Each series of LVSC Senior Notes rank equally in right of payment with all of LVSC’s other unsecured and unsubordinated obligations, if any. There are no interim principal payments and interest is payable semi-annually in arrears. None of LVSC’s subsidiaries guarantee the LVSC Senior Notes.
The LVSC Senior Notes were issued pursuant to an indenture, dated July 31, 2019, as amended with respect to each of the series of the LVSC Senior Notes (the “LVSC Senior Notes Indenture”), between LVSC and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee. The LVSC Senior Notes Indenture contains covenants, subject to customary exceptions and qualifications, that limit the ability of LVSC and its subsidiaries to, among other things, incur liens, enter into sale and leaseback transactions and consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets on a consolidated basis. The LVSC Senior Notes Indenture also provides for customary events of default.
Subject to compliance with applicable laws and regulations, we intend to use the net proceeds from this offering and cash on hand to redeem in full the outstanding principal amount of the $1.0 billion 3.500% Senior Notes due August 2026 and any accrued interest.
2024 LVSC Revolving Facility
In April 2024, LVSC entered into a revolving credit agreement (the “2024 LVSC Revolving Credit Agreement”), which provides unsecured, revolving credit commitments to LVSC in an aggregate principal amount of $1.50 billion (the “2024 LVSC Revolving Facility”), until April 3, 2029, and includes a $150 million sub-facility for letters of credit. LVSC may utilize the proceeds of the loans for general corporate purposes and working capital requirements of LVSC and its subsidiaries and any other purpose not prohibited by the 2024 LVSC Revolving Credit Agreement.
The loans made under the 2024 LVSC Revolving Credit Agreement bear interest at LVSC’s option at either, (x) an adjusted Secured Overnight Financing Rate, plus an applicable margin ranging from 1.125% to 1.550% per annum, or (y) at an alternate base rate, plus an applicable margin ranging from 0.125% to 0.550% per annum, in each case, depending on LVSC’s corporate family credit rating. Under the 2024 LVSC Revolving Credit Agreement, LVSC must pay a commitment fee quarterly in arrears on the undrawn portion of the revolving commitments, which commitment fee ranges from 0.125% to 0.250% per annum, depending on LVSC’s corporate family credit rating and was 0.200% as of March 31, 2026.
The 2024 LVSC Revolving Credit Agreement contains customary affirmative and negative covenants, in each case, subject to customary exceptions and thresholds, including a financial covenant limiting LVSC and its Restricted Subsidiaries (as defined in the agreement) to a maximum consolidated net leverage ratio of 4.0x as of the last day of each fiscal quarter. The negative covenants include, among other things, limitations on (i) the incurrence of liens on the assets of LVSC and certain subsidiaries (the “Restricted Subsidiaries”), (ii) the incurrence of indebtedness by the Restricted Subsidiaries, (iii) the merger, consolidation or liquidation of LVSC or the sale of all or substantially all of LVSC’s assets and (iv) investments in subsidiaries of LVSC that are not Restricted Subsidiaries.
The 2024 LVSC Revolving Credit Agreement also contains customary events of default, including payment defaults, cross defaults to material debt, bankruptcy and insolvency, breaches of covenants and inaccuracy of representations and warranties, in each case subject to customary grace periods. In the case of a continuing event of default, the majority of lenders would be entitled to exercise various remedies, including the termination of any unused commitments and acceleration of any then-outstanding amounts due under the 2024 LVSC Revolving Credit Agreement.
As of March 31, 2026, the Company had $1.50 billion of available borrowing capacity under the 2024 LVSC Revolving Facility, net of outstanding letters of credit.
Macao Related Debt
SCL Senior Notes
The 2.300% SCL Senior Notes due 2027, the 5.400% SCL Senior Notes due 2028, the 2.850% SCL Senior Notes due 2029, the 4.375% SCL Senior Notes due 2030 and the 3.250% SCL Senior Notes due 2031 issued by SCL (together, the “SCL Senior Notes”) are senior unsecured obligations of SCL. Each series of SCL Senior Notes rank equally in right of payment with all of SCL’s other unsecured and unsubordinated obligations, if any. There are no interim principal payments and interest is payable semi-annually in arrears. None of SCL’s subsidiaries guarantee the SCL Senior Notes.
The SCL Senior Notes were issued pursuant to indentures between SCL and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee. Upon the occurrence of certain events described in the SCL Senior Notes indentures, the interest rate on the SCL Senior Notes may be adjusted. The indentures contain covenants, subject to customary exceptions and qualifications, that limit the ability of SCL and its subsidiaries to, among other things, incur liens, enter into sale and leaseback transactions and consolidate, merge, sell or otherwise dispose of all or substantially all of SCL’s assets on a consolidated basis. The indentures also provide for customary events of default.
2024 SCL Credit Facility
In October 2024, SCL entered into a facility agreement (the “2024 SCL Credit Facility”), which provides for an HKD 19.50 billion (approximately $2.49 billion at exchange rates in effect on March 31, 2026) unsecured revolving credit facility (the “2024 SCL Revolving Facility”). SCL may draw revolving loans under the 2024 SCL Revolving Facility from time to time until September 24, 2029, for general corporate and working capital requirements of SCL and its subsidiaries, subject to certain restrictions set forth in the 2024 SCL Credit Facility. The final maturity date of all loans drawn under the 2024 SCL Revolving Facility is October 23, 2029.
The 2024 SCL Credit Facility also made available an HKD 12.95 billion (approximately $1.65 billion at exchange rates in effect on March 31, 2026) unsecured term loan facility (the “2024 SCL Term Loan Facility”) for the purpose of repaying amounts outstanding under its 5.125% SCL Senior Notes due 2025. This facility matures in June 2030 and interest is payable monthly. During the year ended December 31, 2025, the Company drew down HKD 12.75 billion (approximately $1.64 billion at exchange rates in effect at the time of the transaction) under the 2024 SCL Term Loan Facility, the proceeds from which together with cash on hand, were used to redeem the 5.125% SCL Senior Notes due 2025.
Loans under the 2024 SCL Credit Facility bear interest calculated by reference to the Hong Kong interbank offered rate plus a margin that is, in the case of the 2024 SCL Revolving Facility, determined by reference to the consolidated leverage ratio as defined therein. The initial margin for revolving loans drawn under the 2024 SCL Revolving Facility is 2.50% per annum (total interest rate was approximately 4.86% as of March 31, 2026). The margin for the term loan drawn under the 2024 SCL Term Loan Facility is 1.65% per annum (total interest rate was approximately 3.68% as of March 31, 2026). SCL is also required to pay a commitment fee of 0.60% per annum on the undrawn amounts under the 2024 SCL Credit Facility and other customary fees.
SCL is required to pay interim quarterly amortization payments of HKD 96 million (approximately $12 million at exchange rates in effect on March 31, 2026) under the 2024 SCL Term Loan Facility.
The 2024 SCL Credit Facility contains affirmative and negative covenants customary for similar unsecured financings, including, but not limited to, limitations on indebtedness secured by liens on principal properties, sale and leaseback transactions, dividend restrictions and restrictions on the repayment of the LVS term loan unless after such payments, SCL’s cash balance is not less than $250 million. The 2024 SCL Credit Facility also requires SCL to maintain a maximum ratio of total indebtedness to adjusted EBITDA of 4.00x throughout the life of the facility and a minimum ratio of adjusted EBITDA to net interest expense (including capitalized interest) of 2.50x throughout the life of the facility.
The 2024 SCL Credit Facility also contains certain events of default (some of which are subject to grace and remedy periods and materiality qualifiers), including, but not limited to, events relating to the gaming operations of SCL and its subsidiaries and the loss or termination of certain land concession contracts.
As of March 31, 2026, the Company had HKD 13.30 billion (approximately $1.70 billion at exchange rates in effect on March 31, 2026) of available borrowing capacity under the 2024 SCL Revolving Facility.
In April 2026, the Company paid HKD 2.40 billion (approximately $307 million at exchange rates in effect at the time of the payment) of the outstanding balance under the 2024 SCL Revolving Facility.
Singapore Related Debt
2025 Singapore Credit Facility
In February 2025, MBS entered into a new facility agreement (the “2025 Singapore Credit Facility”), which provides for a SGD 3.75 billion (approximately $2.90 billion at exchange rates in effect on March 31, 2026) term loan (the “2025 Singapore Term Loan Facility”), a SGD 750 million (approximately $581 million at exchange rates in effect on March 31, 2026) revolving credit facility (the “2025 Singapore Revolving Facility”), part of which may be designated as an ancillary facility and a SGD 7.50 billion (approximately $5.81 billion at exchange rates in effect on March 31, 2026) term loan facility (the “2025 Singapore Delayed Draw Term Loan Facility” and together with the 2025 Singapore Term Loan Facility and the 2025 Singapore Revolving Facility, the “Facilities”).
In February 2025, MBS drew the full amount of the 2025 Singapore Term Loan Facility and SGD 62 million (approximately $46 million at exchange rates in effect at the time of the transaction) from the 2025 Singapore Delayed Draw Term Loan Facility and used the proceeds to pay amounts outstanding under the 2012 Singapore Credit Facility. In April 2025, the Company drew down an additional SGD 1.13 billion (approximately $848 million at exchange rates in effect at the time of the payment) from the 2025 Singapore Delayed Draw Term Loan Facility to fund the payment due to the Singapore government, pursuant to the Second Supplemental Agreement, related to the Additional Gaming Area.
The proceeds from the 2025 Singapore Revolving Facility may be used to refinance outstanding indebtedness, pay certain fees, expenses and accrued interest, make dividend payments and for general corporate purposes. The 2025 Singapore Revolving Facility is available to MBS to be drawn until July 28, 2031.
The proceeds from the 2025 Singapore Delayed Draw Term Loan Facility may be used to finance development and construction costs, expenses, fees and other payments related to the MBS Expansion Project. The 2025 Singapore Delayed Draw Term Loan Facility is available to MBS until the earlier of (1) the date which is twelve months after the date on which certain parts of the MBS Expansion Project are issued a temporary occupation permit; (2) the date which MBS and the STB agree as the date that MBS must complete construction of the MBS Expansion Project; or (3) January 29, 2032.
The obligations under the 2025 Singapore Credit Facility are secured by a first-priority security interest in substantially all of MBS’s assets, other than capital stock and similar ownership interests, certain furniture, fixtures, fittings and equipment that are financed by third parties and certain other excluded assets.
Borrowings under the Facilities for outstanding loans bear interest at the Compounded Singapore Overnight Rate Average, plus a variable margin (the “Margin”), which is determined based on MBS’s consolidated leverage ratio (total interest rate was approximately 2.23% as of March 31, 2026). MBS pays a commitment fee on all undrawn amounts under the 2025 Singapore Revolving Facility and the 2025 Singapore Delayed Draw Term Loan Facility equal to 35% or 40% of the applicable Margin depending on the percentage utilization of each respective facility, which was 0.48% as of March 31, 2026.

The 2025 Singapore Term Loan Facility, the 2025 Singapore Revolving Facility and the 2025 Singapore Delayed Draw Term Loan Facility mature on February 29, 2032, August 28, 2031, and February 29, 2032, respectively. In relation to the 2025 Singapore Term Loan Facility and the 2025 Singapore Delayed Draw Term Loan Facility, commencing on May 31, 2025 and May 31, 2030, respectively, and at the end of each three-month period thereafter, MBS is required to repay interim quarterly amortization payments equal to a certain percentage (as set forth in the 2025 Singapore Credit Facility agreement) of the outstanding principal amount of such facility. The outstanding aggregate principal balance of each of the Facilities is due in full on the respective maturity dates applicable to such facility.
MBS is required to prepay amounts outstanding under the Facilities with (i) a percentage of the net proceeds from the sale of certain assets outside of the ordinary course of business (subject to a reinvestment right and certain limited exceptions), (ii) the proceeds of new indebtedness other than certain permitted indebtedness and (iii) any net proceeds received in connection with the cancellation, suspension, non-issue, variation or revocation of the MBS gaming license.
Under the 2025 Singapore Credit Facility, MBS must maintain a maximum ratio of debt to consolidated adjusted EBITDA of 4.50x on the last day of each fiscal quarter falling on or before the date which is twelve months following the date on which a temporary occupation permit is issued with respect to the MBS Expansion Project. Thereafter, MBS must comply with a maximum consolidated leverage ratio of 4.00x as of the last day of each fiscal quarter through maturity. Additionally, MBS must maintain a minimum ratio of consolidated adjusted EBITDA to consolidated total interest expense of 3.50x on the last day of each fiscal quarter and a positive consolidated net worth at all times. In order to satisfy any of these financial covenants, MBS may, subject to certain limits set forth in the 2025 Singapore Credit Facility, cure any shortfall by obtaining a contribution of equity or subordinated debt, repaying or prepaying indebtedness, providing cash cover or obtaining a letter of credit in favor of the agent.
The 2025 Singapore Credit Facility contains customary events of default (some of which are subject to grace periods), including, but not limited to, nonpayment of principal or interest when due and certain events with respect to the Marina Bay Sands integrated resort.
As of March 31, 2026, MBS had SGD 588 million (approximately $456 million at exchange rates in effect on March 31, 2026) of available borrowing capacity under the 2025 Singapore Revolving Facility, net of outstanding letters of credit of SGD 162 million (approximately $125 million at exchange rates in effect on March 31, 2026).
As of March 31, 2026, SGD 6.30 billion (approximately $4.88 billion at exchange rates in effect on March 31, 2026) remains available to be drawn under the 2025 Singapore Delayed Draw Term Loan Facility.
In April 2026, SGD 250 million (approximately $196 million at exchange rates in effect at the time of the transaction) was drawn on the 2025 Singapore Delayed Draw Term Loan Facility to reimburse the Company for the Additional Gross Floor Area payment made in March 2026 and other construction costs.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of U.S. federal income tax considerations generally applicable to Non-U.S. Holders (as defined below) with respect to an investment in the notes as of the date hereof. Unless otherwise noted, this summary deals only with notes that are held as capital assets within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment) by a holder that acquires the notes upon original issuance at their initial offering price.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s particular circumstances, or to certain types of holders subject to special treatment under U.S. federal income tax law (e.g., financial institutions, insurance companies, controlled foreign corporations, passive foreign investment companies, partnerships or other pass-through entities, expatriates or former long-term residents of the United States, persons subject to any alternative minimum tax, individual retirement accounts or other tax-deferred accounts, broker-dealers or other dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons holding notes as a position in a “straddle,” or as part of a synthetic security or “hedge,” “conversion transaction,” “constructive sale” or other integrated investment, and tax-exempt organizations). Furthermore, this summary does not address other U.S. federal tax considerations (e.g., estate or gift tax, any minimum tax or the Medicare tax on net investment income) or tax considerations arising under the tax laws of any state, locality or non-U.S. jurisdiction or any tax considerations that may be relevant to persons holding the $1.0 billion 3.500% Senior Notes due August 2026.
This discussion is based on the Code, Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial decisions, and published rulings, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, which could alter the U.S. federal income tax considerations described below. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought on any of the issues discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.
For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of notes (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. A “U.S. Holder” is a beneficial owner of notes that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust if (a) it is subject to the primary supervision of a court within the United States and one or more “United States persons” (as defined in Section 7701(a)(30) of the Code) are authorized to control all of its substantial decisions or (b) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.
If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds notes, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships and other entities or arrangements that are classified as partnerships for U.S. federal income tax purposes and persons holding notes through any such entity should consult their tax advisors.
It is anticipated, and this discussion assumes, that the notes will be issued with less than a de minimis amount of original issue discount.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND ANY OTHER TAX CONSIDERATIONS TO IT OF AN INVESTMENT IN THE NOTES.
Interest
A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on payments of interest on the notes, provided that (i) such interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if required under an applicable treaty, such interest is not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder within the United States) and (ii) the Non-U.S. Holder (a) does not actually or constructively own 10% or more of the total combined voting power of all our classes of stock entitled to vote, (b) is not a controlled foreign corporation directly or indirectly related to us within the meaning of Section 881(c)(3)(C) of the Code, (c) is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code, and (d) certifies, under penalties of perjury, to the applicable withholding agent on IRS Forms W-8BEN or W-8BEN-E (or appropriate substitute form) that it is not a United States person and that no withholding is required pursuant to the Foreign Account Tax Compliance Act (discussed below), and provides its name, address and certain other required information or certain other certification requirements are satisfied.
Interest that is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable treaty, is attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States) will be subject to U.S. federal income tax on a net basis at the graduated rates generally applicable to United States persons and, in the case of corporate Non-U.S. Holders, may also be subject to a branch profits tax at a rate of 30% (or lower treaty rate, if applicable). A Non-U.S. Holder that is subject to U.S. federal income tax on interest under the foregoing rules will not be subject to U.S. federal withholding tax on any such interest if the holder satisfies certain certification requirements (generally through the provision of a properly executed IRS Form W-8ECI).
Payments of interest received by a Non-U.S. Holder that does not qualify for an exemption from U.S. federal withholding tax under the rules described above will generally be subject to U.S. federal withholding at a rate of 30%. Under certain treaties, the U.S. federal withholding tax on such payments of interest may be reduced or eliminated provided that the Non-U.S. Holder certifies as to its eligibility for treaty benefits (generally, by providing a properly completed IRS Form W-8BEN or W-8BEN-E).
Sale, Exchange, Retirement or Other Disposition of the Notes
Gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other disposition of the notes (other than amounts that represent accrued but unpaid interest, which will be subject to the rules regarding interest described above) will generally not be subject to U.S. federal withholding tax. Such gain also will generally not be subject to U.S. federal income tax, unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an applicable treaty so requires, is attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States) or, (ii) in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied. An individual described in (ii) above will be subject to a flat 30% tax on the gain derived from such sale, exchange, redemption or other disposition, which may be offset by certain U.S.-source capital losses.
Gain that is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable treaty, is attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States) will be subject to U.S. federal income tax on a net basis at the graduated rates generally applicable to United States persons and, in the case of corporate Non-U.S. Holders, may also be subject to a branch profits tax at a rate of 30% (or lower treaty rate, if applicable).

Additional Withholding Requirements under the Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% on interest payable on notes held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain United States persons or by certain non-U.S. entities that are wholly or partially owned by United States persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which notes are held will affect the determination of whether such withholding is required. Similarly, interest payable on notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (x) certifies that such entity does not have any “substantial United States owners” or (y) provides certain information regarding the entity’s “substantial United States owners,” which the payor will generally be required to provide to the IRS. Each prospective investor should consult its tax advisor regarding the possible implications of these rules on an investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)
Barclays Capital Inc., BofA Securities, Inc., Goldman Sachs & Co. LLC and SMBC Nikko Securities America, Inc. are acting as representatives of each of the underwriters named below. Under the terms of an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters named below has severally agreed to purchase from us, the principal amount of the notes set forth opposite their names below:

Underwriting	Principal Amount of 2031 notes	Principal Amount of 2033 notes
Barclays Capital Inc.	$100,000,000	$100,000,000
BofA Securities, Inc.	100,000,000	100,000,000
Goldman Sachs & Co. LLC	100,000,000	100,000,000
SMBC Nikko Securities America, Inc.	100,000,000	100,000,000
BNP Paribas Securities Corp.	33,334,000	33,333,000
Morgan Stanley & Co. LLC	33,333,000	33,334,000
Scotia Capital (USA) Inc.	33,333,000	33,333,000
Total	$500,000,000	$500,000,000
The underwriting agreement provides that the underwriters’ obligation to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement including:
•the obligation to purchase all of the notes offered hereby, if any of the notes are purchased;
•the representations and warranties made by us to the underwriters are true;
•there is no material change in our business or the financial markets; and
•we deliver customary closing documents to the underwriters.
Commissions and Expenses
The underwriters will purchase the notes at the discount from the offering price indicated on the cover of this prospectus supplement and propose initially to offer and sell the notes at the offering price set forth on the front of this prospectus supplement. After the initial offering of the notes, the offering price at which the notes are being offered may be changed at any time without notice.
The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

Paid by us
Per 2031 note	0.600%
2031 notes Total	$3,000,000
Per 2033 note	0.625%
2033 notes Total	$3,125,000
We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $3 million.
Indemnification
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
Stabilization and Short Positions
In connection with this offering, the underwriters may engage in certain transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may over-allot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above what it would be in the absence of such activities. The underwriters are not required to engage in any of these activities, and they may end any of them at any time. We and the underwriters make no representation as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the underwriters make no representation that anyone will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.
Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.
Settlement
We expect to deliver the notes on or about May 13, 2026, which will be the seventh business day after the date of this Prospectus Supplement (this settlement cycle herein referred to as “T+7”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery date may be required to specify an alternate settlement cycle at the time of trade to prevent a failed settlement. Investors who wish to trade the notes prior to the delivery date should consult their own advisors.
Conflicts of Interest
To the extent any of the underwriters or their affiliates hold any of the $1.0 billion 3.500% Senior Notes due August 2026, such underwriters or their affiliates may receive a portion of the net proceeds from this offering. If 5% or more of the net proceeds of this offering (not including the underwriting discounts) are used to repay $1.0 billion 3.500% Senior Notes due August 2026 held by any underwriter and/or its respective affiliates, this offering will be conducted in accordance with Rule 5121 of the FINRA Conduct Rules. In such event, the underwriters will not confirm sales of the notes to accounts over which they exercise discretionary authority without the prior written approval of the customer.
Other Relationships
The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or may in the future receive customary fees and expenses.

Furthermore, in the ordinary course of their business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us, routinely hedge or are likely to hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and certain of their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
General
This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the notes or possession or distribution of this prospectus or any other offering or publicity material relating to the notes in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any notes or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of notes by it will be made on the same terms.
United Kingdom
The underwriters will not offer, sell or otherwise make available any notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus in relation thereto to any retail investor in the United Kingdom. For the purposes of this provision: (a) the expression retail investor means a person who is neither: (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended; nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024; and (b) the expression offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to buy or subscribe for the notes.
Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
PRIIPs Regulation / Prohibition of Sales to EEA Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For the purposes of this provision: (a) the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined under Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation. This prospectus supplement and the accompanying prospectus has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the Prospectus Regulation.
Hong Kong
The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus supplement and the accompanying base prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the underwriters have not offered or sold the notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell the notes or cause the notes to be made the subject of an invitation for subscription or purchase, and have not circulated or distributed, nor will they circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS
We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, as to certain matters of New York law. Certain matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York. Particular matters with respect to Nevada corporate law will be passed upon for us by D. Zachary Hudson, Esq., Executive Vice President and Global General Counsel of the Company.
EXPERTS
The financial statements of Las Vegas Sands Corp. incorporated by reference in this prospectus supplement and the effectiveness of Las Vegas Sands Corp.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Commission. The Commission maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the Commission. The public can obtain any documents that we file electronically with the Commission at http://www.sec.gov.
We also make available, free of charge, on or through our internet website (http://www.sands.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Commission. Our website and the information contained on our website, or connected to our website, are not incorporated into and are not a part of this prospectus supplement. In addition, you may request copies of these filings at no cost through Las Vegas Sands Corp., Attention: Corporate Secretary, 5420 S. Durango Dr., Las Vegas, Nevada 89113. Our telephone number at that address is (702) 923-9000.
We filed a registration statement and related exhibits on Form S-3 relating to the securities covered by this prospectus supplement and the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We incorporate by reference the documents listed below and any future filings made with the Commission by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the completion of this offering (except any portions of such filings that are not deemed to be filed under such sections):
•Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025;
•The information responsive to Part III of Form 10-K for the fiscal year ended December 31, 2025 provided in our Proxy Statement on Schedule 14A filed on April 1, 2026;
•Our Quarterly Report on Form 10-Q for the period ended March 31, 2026; and
•Our Current Reports on Form 8-K filed on February 13, 2026 and March 5, 2026.
All documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and on or before the time that our offering of the notes is completed are deemed to be incorporated by reference in this prospectus supplement from the date of filing of such documents or reports, except as to any portion of any future document or report which is not deemed to be filed under those sections. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
Any person receiving a copy of this prospectus supplement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). To obtain copies of these filings, see “Where You Can Find More Information.”

PROSPECTUS
Debt Securities
Preferred Stock
Common Stock
Depositary Shares
Warrants
Purchase Contracts
Units
This prospectus contains a general description of securities that may be offered for sale from time to time. The specific terms of the securities, including their offering prices, will be contained in one or more supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.
All of the securities listed above will be issued by Las Vegas Sands Corp. The common stock of Las Vegas Sands Corp. is listed on the New York Stock Exchange under the trading symbol “LVS.”
Investing in our securities involves risks that are referenced under the heading “Risk Factors” on page 6 of this prospectus.
These securities have not been approved or disapproved by the Securities and Exchange Commission ("SEC") or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
No gaming regulatory agency has passed upon the accuracy or adequacy of this prospectus or the investment merits of the securities offered hereby. Any representation to the contrary is unlawful.

The date of this prospectus is November 3, 2023.

ABOUT THIS PROSPECTUS
To understand the terms of the securities offered by this prospectus, you should carefully read this prospectus and any applicable prospectus supplement. You should also read the documents referenced under the heading “Where You Can Find More Information” for information on Las Vegas Sands Corp. and its financial statements. Certain capitalized terms used in this prospectus are defined elsewhere in this prospectus.
This prospectus is part of a registration statement that Las Vegas Sands Corp. has filed with the SEC using a “shelf” registration procedure. Under this procedure, we may offer and sell from time to time, any of the following securities, in one or more series:
•debt securities,
•preferred stock,
•common stock,
•depositary shares,
•warrants,
•purchase contracts and
•units.
As described under the heading “Plan of Distribution,” certain third parties may also offer securities from time to time. The securities may be sold for U.S. dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency or currency units as specified in the applicable prospectus supplement.
This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus.

The prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement. Securities may be sold to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold directly or through dealers or agents designated from time to time, which agents may be affiliates of ours. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any offer.
The prospectus supplement will also contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters and the net proceeds to us.
Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.”
As used in this prospectus, unless the context requires otherwise, the terms “we,” “us,” “our,” “Las Vegas Sands” or “the Company” refer to Las Vegas Sands Corp., a Nevada corporation.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act.” You may obtain such SEC filings from the SEC’s website at www.sec.gov.
As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information we have filed with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:
•Our Annual Report on Form 10-K for the year ended December 31, 2022 (filed February 3, 2023), including portions of our Definitive Proxy Statement on Schedule 14A for the 2023 annual meeting of stockholders (filed March 31, 2023) to the extent specifically incorporated by reference therein;
•Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 (filed April 21, 2023), June 30, 2023 (filed July 21, 2023) and September 30, 2023 (filed October 20, 2023);
•Our Current Reports on Form 8-K filed on January 31, 2023 (Item 1.01 and 9.01), February 22, 2023 (Item 5.02), March 23, 2023 (Item 1.01), May 12, 2023 (Item 1.01 and 9.01), May 12, 2023 (Item 5.07) and
•The description of the common stock set forth in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on December 8, 2004, and any amendment or report filed for the purpose of updating any such description.
All documents and reports we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the termination of the offering under this prospectus shall be deemed to be incorporated in this prospectus by reference. The information contained on or accessible through our website (www.sands.com) is not incorporated into this prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning Las Vegas Sands at the following address:
Las Vegas Sands Corp.
5420 S. Durango Dr.
Las Vegas, Nevada 89113
Attention: Investor Relations
Telephone: (702) 923-9000
You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement, any free writing prospectus that we authorize and any pricing supplement that we authorize. We have not authorized any person, including any underwriter, salesperson or broker, to provide information other than that provided in this prospectus, the prospectus supplement, any free writing prospectus that we authorize or any pricing supplement that we authorize. We have not authorized anyone to provide you with different information. We do not take responsibility for, and can provide no assurance as to the reliability of, any information others may give you. We are not making an offer of the securities in any jurisdiction where the offer is not permitted.
You should assume the information in this prospectus, any prospectus supplement, any free writing prospectus that we authorize and any pricing supplement that we authorize is accurate only as of the date on its cover page and any information we have incorporated or will incorporate by reference is accurate only as of the date of such document incorporated by reference.
Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent a statement contained in this prospectus, any prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not, except as so modified or superseded, be deemed to constitute a part of this prospectus.
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the discussions of our business strategies and expectations concerning future operations, margins, profitability, liquidity and capital resources. In addition, in certain portions included in this prospectus and the documents incorporated by reference into this prospectus, the words “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends” and similar expressions, as they relate to our Company or management, are intended to identify forward-looking statements. Although we believe that these forward-looking statements are reasonable, we cannot assure you that any forward-looking statements will prove to be correct. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, those discussed under “Risk Factors” or otherwise discussed in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q and in our other filings made from time to time with the SEC after the date of the registration statement of which this prospectus is a part. These factors also include, among others, the risks associated with:
•our ability to maintain our Concession in Macao and gaming license in Singapore;
•our ability to invest in future growth opportunities, or attempt to expand our business in new markets and new ventures;
•the ability to execute our previously announced capital expenditure programs and produce future returns;
•general economic and business conditions internationally, which may impact levels of disposable income, consumer spending, group meeting business, pricing of hotel rooms and retail and mall tenant sales;

•uncertainty about the pace of recovery of travel and tourism in Asia from the impacts of the COVID-19 pandemic;
•disruptions or reductions in travel and our operations due to natural or man-made disasters, pandemics, epidemics or outbreaks of infectious or contagious diseases, political instability, civil unrest, terrorist activity or war;
•the uncertainty of consumer behavior related to discretionary spending and vacationing at our Integrated Resorts (as defined below) in Macao and Singapore;
•the extensive regulations to which we are subject and the costs of compliance or failure to comply with such regulations;
•new developments and construction projects at our existing properties (for example, development at our Cotai Strip properties and the MBS Expansion Project (as described in the documents that we have filed with the SEC, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q));
•regulatory policies in China or other countries in which our patrons reside, or where we have operations, including visa restrictions limiting the number of visits or the length of stay for visitors from China to Macao, restrictions on foreign currency exchange or importation of currency, and the judicial enforcement of gaming debts;
•the possibility that the laws and regulations of mainland China become applicable to our operations in Macao and Hong Kong;
•the possibility that economic, political and legal developments in Macao adversely affect our Macao operations, or that there is a change in the manner in which regulatory oversight is conducted in Macao;
•our leverage, debt service and debt covenant compliance, including the pledge of certain of our assets (other than our equity interests in our subsidiaries) as security for our indebtedness and ability to refinance our debt obligations as they come due or to obtain sufficient funding for our planned, or any future, development projects;
•fluctuations in currency exchange rates and interest rates, and the possibility of increased expense as a result;
•increased competition for labor and materials due to planned construction projects in Macao and Singapore and quota limits on the hiring of foreign workers;
•our ability to compete for limited management and labor resources in Macao and Singapore, and policies of those governments that may also affect our ability to employ imported managers or labor from other countries;
•our dependence upon properties primarily in Macao and Singapore for all of our cash flow and the ability of our subsidiaries to make distribution payments to us;
•the passage of new legislation and receipt of governmental approvals for our operations in Macao and Singapore and other jurisdictions where we are planning to operate;
•the ability of our insurance coverage to cover all possible losses that our properties could suffer and the potential for our insurance costs to increase in the future;
•our ability to collect gaming receivables from our credit players;
•the collectability of our outstanding loan receivable;
•our dependence on chance and theoretical win rates;

•fraud and cheating;
•our ability to establish and protect our intellectual property rights;
•reputational risk related to the license of certain of our trademarks;
•the possibility that our securities may be prohibited from being traded in the U.S. securities market under the Holding Foreign Companies Accountable Act;
•conflicts of interest that arise because certain of our directors and officers are also directors and officers of Sands China Ltd.;
•government regulation of the casino industry (as well as new laws and regulations and changes to existing laws and regulations), including gaming license regulation, the requirement for certain beneficial owners of our securities to be found suitable by gaming authorities, the legalization of gaming in other jurisdictions and regulation of gaming on the internet;
•increased competition in Macao, including recent and upcoming increases in hotel rooms, meeting and convention space, retail space, potential additional gaming licenses and online gaming;
•the popularity of Macao and Singapore as convention and trade show destinations;
•new taxes, changes to existing tax rates or proposed changes in tax legislation;
•the continued services of our key officers;
•any potential conflict between the interests of our Principal Stockholders and us;
•labor actions and other labor problems;
•our failure to maintain the integrity of our information and information systems or comply with applicable privacy and data security requirements and regulations;
•the completion of infrastructure projects in Macao;
•limitations on the transfers of cash to and from our subsidiaries, limitations of the pataca exchange markets and restrictions on the export of the renminbi;
•the outcome of any ongoing and future litigation; and
•potential negative impacts from environmental, social and governance and sustainability matters.
For additional information about the factors that could cause actual results to differ materially from those described in forward-looking statements, please see the documents that we have filed with the SEC, including our most recent annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements.
All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Readers are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update any forward-looking statements after the date of this report as a result of new information, future events or developments, except as required by federal securities laws.
THE COMPANY
We are the leading global developer and operator of destination properties ("Integrated Resorts") that feature premium accommodations, world-class gaming, entertainment and retail malls, convention and exhibition facilities, celebrity chef restaurants and other amenities.

We currently own and operate Integrated Resorts in Macao and Singapore. We believe our geographic diversity, best-in-class properties and convention-based business model provide us with the best platform in the hospitality and gaming industry to continue generating growth and cash flow while simultaneously pursuing new development opportunities. Our unique convention-based marketing strategy allows us to attract business travelers during the slower mid-week periods while leisure travelers occupy our properties during the weekends. Our convention, trade show and meeting facilities, combined with the on-site amenities offered at our Macao and Singapore Integrated Resorts, provide flexible and expansive space for meetings, incentives, conventions and exhibitions.
For a description of our business, financial condition, results of operations and other important information regarding our Company, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”
We are organized under the laws of the state of Nevada. Our principal executive office is located at 5420 S. Durango Dr., Las Vegas, Nevada 89113. Our telephone number at that address is (702) 923-9000. Our website address is www.sands.com. The information on our website is not part of this prospectus.
RISK FACTORS
Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference in this prospectus and the applicable prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2022 and in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2023, June 30, 2023 and September 30, 2023, all of which are incorporated by reference in this prospectus. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.
USE OF PROCEEDS
We will use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include future construction and development projects, additions to working capital, capital expenditures, repayment of debt, the financing of possible acquisitions and investments or stock repurchases.
DESCRIPTION OF THE DEBT SECURITIES
We may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security.
The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, our debt securities will be issued in one or more series under the indenture, dated as of July 31, 2019, between us and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee, which has been attached as an exhibit. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.
The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:
•the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;

•any applicable subordination provisions for any subordinated debt securities;
•the maturity date(s) or method for determining same;
•the interest rate(s) or the method for determining same;
•the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;
•whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;
•redemption or early repayment provisions;
•authorized denominations;
•if other than the principal amount, the principal amount of debt securities payable upon acceleration;
•place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;
•the form or forms of the debt securities of the series including such legends as may be required by applicable law;
•whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;
•whether the debt securities are secured and the terms of such security;
•the amount of discount or premium, if any, with which the debt securities will be issued;
•any covenants applicable to the particular debt securities being issued;
•any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;
•the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;
•the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;
•the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;
•our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;
•any restriction or conditions on the transferability of the debt securities;
•provisions granting special rights to holders of the debt securities upon occurrence of specified events;
•additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;
•provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).
General
We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.
We will describe in an accompanying prospectus supplement any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.
United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.
We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.
Certain Definitions
The following are certain of the terms defined in the indenture:
“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including without limitation, the Macao Gaming Authorities, the Singapore Gambling Regulatory Authority and any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Company or any of its subsidiaries.
“Gaming Laws” means the gaming laws of a jurisdiction or jurisdictions to which the Company or a Subsidiary of the Company is, or may at any time after the date of the applicable indenture be, subject, including all applicable provisions of all: (1) constitutions, treatises, statutes or laws governing gaming operations (including, without limitation, card club casinos and pari-mutuel race tracks) and rules, regulations and ordinances of any Gaming Authority; (2) any governmental approval relating to any gaming business (including pari-mutuel betting) or enterprise; and (3) orders, decisions, judgments, awards and decrees of any Gaming Authority.
“Gaming Licenses” means every license, franchise or other authorization required to own, lease, operate or otherwise conduct activities of the Company or any of its subsidiaries and the regulations promulgated pursuant thereto, and other applicable federal, state, foreign or local laws.
Mandatory Disposition Pursuant to Gaming Laws
Gaming Authorities in several jurisdictions extensively regulate our casino entertainment operations. The Gaming Authority of any jurisdiction in which we or any of our subsidiaries conduct or propose to conduct gaming may require that a holder of the debt securities or the beneficial owner of the debt securities of a holder be licensed, qualified or found suitable under applicable Gaming Laws. Under the indenture, each person that holds or acquires beneficial ownership of any of the debt securities shall be deemed to have agreed, by accepting such debt securities, that if any such Gaming Authority requires such person to be licensed, qualified or found suitable under applicable Gaming Laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period.
Except as described in the applicable prospectus supplement relating to such series of debt securities, if a person required to apply or become licensed or qualified or be found suitable fails to do so, we will have the right, at our election, (1) to require such person to dispose of its debt securities or beneficial interest therein within 30 days of receipt of notice of such finding by the applicable Gaming Authority or such earlier date as may be requested or prescribed by such Gaming Authority or (2) to redeem such debt securities at a redemption price equal to the lesser of:
•100% of the principal amount thereof;
•the price at which such person acquired the debt securities; or
•the fair market value of the debt securities as determined in good faith by the board of directors of the Company, together with, in each case, accrued and unpaid interest to the earlier of the date of redemption or such earlier date as may be required by the Gaming Authority or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Authority, or such other price as may be ordered by the Gaming Authority. Immediately upon a determination that a holder or beneficial owner will not be licensed, qualified or found suitable, the holder or beneficial owner will have no further rights (a) to exercise any right conferred by the debt securities, directly or indirectly, through any trustee, nominee or any other person or (b) to receive any interest or other distribution or payment with respect to the debt securities except the redemption price of the debt securities described in this paragraph.
We will notify the trustee in writing of any such redemption as soon as practicable. Under the indenture, we will not be required to pay or reimburse any holder of the debt securities or beneficial owner who is required to apply for such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability.
Global Securities
Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.
Governing Law
The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.
DESCRIPTION OF CAPITAL STOCK
The following description of the terms of our common stock and preferred stock sets forth certain general terms and provisions of our common stock and preferred stock, par value $0.001 per share, to which any prospectus supplement may relate. This section also summarizes relevant provisions of Nevada law. The following summary of the terms of our common stock and preferred stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Nevada law and our restated articles of incorporation and our second amended and restated by-laws, copies of which are exhibits to the registration statement of which this prospectus forms a part.
Capital Stock
Our authorized capital stock currently consists of 1,000,000,000 shares of common stock and 50,000,000 shares of preferred stock. As of September 30, 2023, we had 764,490,874 outstanding shares of common stock, including vested and unvested shares of restricted stock and excluding the following shares of common stock:
•14,453,463 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2023, with a weighted-average exercise price of $48.09 per share; and
•1,816,318 shares of common stock reserved for future awards under our 2004 equity award plan.
As of September 30, 2023, there were approximately 304 holders of record of our common stock.
As of September 30, 2023, we had no shares of preferred stock outstanding.
Common Stock
The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Holders of the common stock do not have any preemptive rights or cumulative voting rights, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all directors then being elected. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that may be issued in the future.
Preferred Stock
We are authorized to issue up to 50,000,000 shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by Nevada law and our restated articles of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors also is authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company and may adversely affect the voting and other rights of the holders of our common stock, which could have an adverse impact on the market price of our common stock.
Certain Articles of Incorporation, By-Laws and Statutory Provisions
The provisions of our restated articles of incorporation and second amended and restated by-laws and of Chapter 78 of the Nevada Revised Statutes (“NRS”) summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares.
Limitation of Liability of Officers and Directors
Nevada law currently provides that neither our directors nor officers will be personally liable to our Company, our stockholders or our creditors for damages for any act or omission as a director or officer other than in circumstances where both (i) the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the Company has been rebutted; (ii) the act or failure to act of the director or officer is proven to have been a breach of his or her fiduciary duties as a director or officer; and (iii) such breach is proven to have involved intentional misconduct, fraud or a knowing violation of law.
As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover damages against a director or officer as a result of an act or failure to act in his or her capacity as a director or officer, except where the standards described above are met. Nevada law allows the articles of incorporation of a corporation to provide for greater liability of the corporation’s directors and officers. Our restated articles of incorporation do not provide for such expanded liability.
Special Meetings of Stockholders
Our restated articles of incorporation and second amended and restated by-laws provide that special meetings of stockholders may be called only by the chairman or by a majority of the members of our board. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.
Stockholder Action; Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our restated articles of incorporation provide that stockholders may not take action by written consent unless this action and the taking of such action by written consent have been expressly approved by the board of directors, and otherwise may only take action at duly called annual or special meetings. In addition, our second amended and restated by-laws establish advance notice procedures for:
•stockholders to nominate candidates for election as a director; and
•stockholders to propose topics for consideration at stockholders’ meetings.
Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our second amended and restated by-laws. To be timely, the notice must be received at our corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we notify stockholders of the date of the annual meeting, either by mail or other public disclosure. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than 120 days prior to the special meeting and not later than the later of the 90th day prior to the special meeting or 10th day following the day on which we notify stockholders of the date of the special meeting, either by mail or other public disclosure. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.
Election and Removal of Directors
Each director shall be elected to hold office for a term expiring at the next annual meeting of stockholders and until the election and qualification of his or her successor in office or such director’s earlier death, resignation, disqualification or removal from office. A director may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66⅔% of the total voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Our board of directors is authorized to elect a director to fill a newly created directorship resulting from any increase in the authorized number of directors or to fill any vacancies on our board resulting from death, resignation, disqualification, removal from office or other cause.

Nevada Anti-Takeover Statutes
Combinations with Interested Stockholders
Pursuant to our restated Articles of Incorporation, we have opted out of the “business combination” provisions Sections 78.411 through 78.444, inclusive, of the NRS regulating corporate takeovers. These statutes prevent certain Nevada corporations, under certain circumstances, from engaging in various “combination” transactions with any “interested stockholder” for a period of up to four years after the date of the transaction in which the person became an interested stockholder, unless the combination or transaction by which the person first became an interested stockholder was approved in advance by the board of directors. An “interested stockholder” for purposes of these provisions is defined as a beneficial owner of 10% or more of the voting power of the corporation, including an affiliate or associate of the corporation that, within two years prior to the combination, beneficially owned such percentage of the voting power. Where the person becoming an interested stockholder was not approved in advance by the board of directors, the Nevada business combination statute imposes a basic moratorium of two years on business combinations unless they are approved by the board of directors and stockholders owning at least 60% of the outstanding voting power not beneficially owned by the interested stockholder and its affiliates and associates. After the two-year period, but before four years, combinations remain prohibited but may also be permitted if the interested stockholder satisfies certain requirements with respect to the aggregate consideration to be received by holders of outstanding shares in the combination.
With the approval of our stockholders, we may amend our articles of incorporation in the future to become governed by NRS Sections 78.411 to 78.444, inclusive.
Acquisitions of Controlling Interests
NRS Sections 78.378 to 78.3793, inclusive, provides that, in certain circumstances, a stockholder who acquires a controlling interest in a Nevada corporation having at least 200 stockholders of record (including at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation) from voting its “control shares” in the issuing corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the issuing corporation’s disinterested stockholders or unless the issuing corporation amends its articles of incorporation or bylaws within 10 days following the acquisition to provide that these sections do not apply to the corporation or to an acquisition of a controlling interest, specifically by types of existing or future stockholders, whether or not identified. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power of a corporation. Generally, once an acquirer crosses one of the foregoing thresholds, those shares acquired in an acquisition or offered to acquire in an acquisition and acquired within 90 days immediately preceding the date that the acquirer crosses one of the thresholds become “control shares,” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. In addition, the corporation, if provided in its articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest, may cause the redemption of all of the control shares at the average price paid for such shares if the stockholders do not accord the control shares full voting rights. If control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who did not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights. Our board of directors may unilaterally avoid the statute’s burdens on an acquisition of control shares by amending our by-laws either before or within ten days after the relevant acquisition of such control shares. In addition, the articles of incorporation or bylaws of a Nevada corporation may impose stricter requirements than those of NRS 78.378 to 78.3793. Presently, neither our restated articles of incorporation nor our second amended and restated by-laws opt out of this statute.
Amendment to Certain Articles of Incorporation and By-Law Provisions
Our restated articles of incorporation provide that amendments to certain provisions of the articles will require the affirmative vote of the holders of at least 66⅔% of the outstanding shares of our voting stock, namely:
•the provisions requiring a 66⅔% stockholder vote for removal of directors;

•the provisions requiring a 66⅔% stockholder vote for the amendment, repeal or adoption of our by-law provisions (described below);
•the provisions requiring a 66⅔% stockholder vote for the amendment of certain provisions of our articles of incorporation; and
•the provisions prohibiting stockholder action by written consent except under certain circumstances.
In addition, our restated articles of incorporation and second amended and restated by-laws provide that our by-laws are subject to adoption, amendment or repeal either by a majority of the members of our board of directors or the affirmative vote of the holders of not less than 66⅔% of the outstanding shares of our voting stock voting as a single class.
The 66⅔% vote will allow the holders of a minority of our voting securities to prevent the holders of a majority or more of our voting securities from amending certain provisions of our restated articles of incorporation and our second amended and restated by-laws.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Equiniti Trust Company, LLC. Its telephone number is (800) 937-5449.
Listing
Our common stock is listed on the New York Stock Exchange under the symbol “LVS.”
DESCRIPTION OF THE DEPOSITARY SHARES
General
We may, at our option, elect to offer fractional shares rather than full shares of the preferred stock of a series. In the event that we determine to do so, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of preferred stock as more fully described below.
The shares of any series of preferred stock represented by depositary shares will be deposited under one or more deposit agreements among us, a depositary to be named in the applicable prospectus supplement, and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the applicable deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented thereby (including, as applicable, dividend, voting, redemption, subscription and liquidation rights).
The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related series of preferred stock.
The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which such general provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares or the deposit agreement described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement relating to such deposited shares. The forms of deposit agreement and depositary receipt will be filed as exhibits to the documents incorporated or deemed to be incorporated by reference in this prospectus.

The following summary of certain provisions of the depositary shares and deposit agreement does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the deposit agreement and the applicable prospectus supplement, including the definitions.
Immediately following our issuance of shares of a series of preferred stock that will be offered as fractional shares, we will deposit the shares with the depositary, which will then issue and deliver the depositary receipts to the purchasers thereof. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.
Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and such temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.
Dividends and Other Distributions
The depositary will distribute all cash dividends or other cash distributions received in respect of the related series of preferred stock to the record holders of depositary shares relating to the series of preferred stock in proportion to the number of the depositary shares owned by the holders.
In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto in proportion to the number of depositary shares owned by the holders, unless the depositary determines that the distribution cannot be made proportionately among the holders or that it is not feasible to make the distributions, in which case the depositary may, with our approval, adopt any method as it deems equitable and practicable for the purpose of effecting the distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at the place or places and upon those terms as it may deem proper.
The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges.
Redemption of Depositary Shares
If any series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any redemption, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the depositary.
After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon such redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the depositary for any depositary shares that the holders thereof fail to redeem will be returned to us after a period of two years from the date the funds are so deposited.
Voting the Underlying Preferred Stock
Upon receipt of notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the series of preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the related series of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of the series of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of preferred stock represented by the depositary shares in accordance with the instructions, provided the depositary receives the instructions sufficiently in advance of the meeting to enable it to so vote or cause to be voted the shares of preferred stock, and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.
Withdrawal of Stock
Upon surrender of the depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement and subject to the terms thereof, the holder of the depositary shares evidenced thereby will be entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of preferred stock and any money or other property, if any, represented by the depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock, but holders of the whole shares of preferred stock will not thereafter be entitled to deposit the shares of preferred stock with the depositary or to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred stock to be withdrawn, the depositary will deliver to the holder or upon his or her order at the same time a new depositary receipt evidencing the excess number of depositary shares.
Amendment and Termination of a Deposit Agreement
The form of depositary receipt evidencing the depositary shares of any series and any provision of the applicable deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment that materially adversely alters the rights of the holders of depositary shares of any series will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares of the series then outstanding. Every holder of a depositary receipt at the time the amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any depositary shares, upon surrender of the depositary receipts evidencing the depositary shares and subject to any conditions specified in the deposit agreement, to receive shares of the related series of preferred stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by us at any time upon not less than 60 days prior written notice to the depositary, in which case, on a date that is not later than 30 days after the date of the notice, the depositary shall deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by the depositary shares. The deposit agreement shall automatically terminate after all outstanding depositary shares have been redeemed or there has been a final distribution in respect of the related series of preferred stock in connection with any liquidation, dissolution or winding up of us and the distribution has been distributed to the holders of depositary shares.
Charges of Depositary
We will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. We will pay the charges of the depositary, including charges in connection with the initial deposit of the related series of preferred stock and the initial issuance of the depositary shares and all withdrawals of shares of the related series of preferred stock, except that holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary
The depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Miscellaneous
The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and which we are required to furnish to the holders of the related preferred stock.
The depositary’s corporate trust office will be identified in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the depositary will act as transfer agent and registrar for depositary receipts and if shares of a series of preferred stock are redeemable, the depositary will also act as redemption agent for the corresponding depositary receipts.
DESCRIPTION OF THE WARRANTS
The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. We may issue warrants for the purchase of senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants. Holders of warrants for debt securities will be subject to all of the provisions of the section entitled “Description of the Debt Securities — Mandatory Disposition Pursuant to Gaming Laws.”
Debt Warrants
The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following:
•the title of such debt warrants;
•the offering price for such debt warrants, if any;
•the aggregate number of such debt warrants;
•the designation and terms of the debt securities purchasable upon exercise of such debt warrants;
•if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;
•if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable;
•the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities or other property);
•the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time;
•whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;
•information with respect to book-entry procedures, if any;
•the currency or currency units in which the offering price, if any, and the exercise price are payable;
•if applicable, a discussion of material United States federal income tax considerations;
•the antidilution or adjustment provisions of such debt warrants, if any;
•the redemption or call provisions, if any, applicable to such debt warrants; and
•any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.
Stock Warrants
The prospectus supplement relating to any particular issue of depositary share warrants, preferred stock warrants or common stock warrants will describe the terms of such warrants, including the following:
•the title of such warrants;
•the offering price for such warrants, if any;
•the aggregate number of such warrants;
•the designation and terms of the offered securities purchasable upon exercise of such warrants;
•if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;
•if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;
•the number of shares of common stock, preferred stock or depositary shares purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;
•the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;
•the currency or currency units in which the offering price, if any, and the exercise price are payable;
•if applicable, a discussion of material United States federal income tax considerations;
•the antidilution or adjustment provisions of such warrants, if any;
•the redemption or call provisions, if any, applicable to such warrants; and
•any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF THE PURCHASE CONTRACTS
We may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of senior debt securities, subordinated debt securities, shares of common stock or preferred stock, depositary shares, government securities, or any of the other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts. Holders of purchase contracts for debt securities will be subject to all of the provisions of the section entitled “Description of the Debt Securities — Mandatory Disposition Pursuant to Gaming Laws.”
The prospectus supplement related to any particular purchase contracts will describe, among other things, the material terms of the purchase contracts and of the securities being sold pursuant to such purchase contracts, a discussion, if appropriate, of any special United States federal income tax considerations applicable to the purchase contracts and any material provisions governing the purchase contracts that differ from those described above. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.
DESCRIPTION OF THE UNITS
We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date or other specific circumstances occur. To the extent that units include debt securities, holders of the units will be subject to all of the provisions of the section entitled “Description of the Debt Securities — Mandatory Disposition Pursuant to Gaming Laws.”
Any prospectus supplement related to any particular units will describe, among other things:
•the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;
•if appropriate, any special United States federal income tax considerations applicable to the units; and
•any material provisions of the governing unit agreement that differ from those described above.
PLAN OF DISTRIBUTION
We may offer and sell the securities in any one or more of the following ways:
•to or through underwriters, brokers or dealers;
•directly to one or more other purchasers;

•through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•through agents on a best-efforts basis;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on the New York Stock Exchange or other stock exchange or trading market, or sales made through a market maker other than on an exchange or other similar offerings through sales agents; or
•otherwise through a combination of any of the above methods of sale.
We may also issue common stock for cash or other consideration upon the exercise of outstanding warrants and other securities.
In addition, we may enter into option, share lending or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:
•enter into transactions involving short sales of the shares of common stock by underwriters, brokers or dealers;
•sell shares of common stock short themselves and deliver the shares to close out short positions;
•enter into option or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus; or
•loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:
•the purchase price of the securities and the proceeds we will receive from the sale of the securities;
•any underwriting discounts and other items constituting underwriters’ compensation;
•any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;
•any commissions allowed or paid to agents;

•any other offering expenses;
•any securities exchanges on which the securities may be listed;
•the method of distribution of the securities;
•the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and
•any other information we think is important.
If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time in one or more transactions:
•at a fixed price or prices, which may be changed;
•at market prices prevailing at the time of sale;
•at prices related to such prevailing market prices;
•at varying prices determined at the time of sale; or
•at negotiated prices.
Such sales may be effected:
•in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•in transactions in the over-the-counter market;
•in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;
•through the writing of options; or
•through other types of transactions.
The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.
The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.
Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:
•commercial and savings banks;
•insurance companies;
•pension funds;
•investment companies; and
•educational and charitable institutions.
In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject, and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.
Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us or affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses.
Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.
Any underwriters to which offered securities are sold by us for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.
The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the offering proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.
No FINRA member may participate in any offering of securities made under this prospectus if such member has a conflict of interest under FINRA Rule 5121, including if 5% or more of the net proceeds, not including underwriting compensation, of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA members, unless a qualified independent underwriter has participated in the offering or the offering otherwise complies with FINRA Rule 5121.
To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS
Certain legal matters in connection with the offered debt securities, depositary shares, warrants, purchase contracts and units will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters with respect to the offered common stock and preferred stock and with respect to Nevada corporate law will be passed upon for us by D. Zachary Hudson, Esq., Executive Vice President and Global General Counsel of the Company.
EXPERTS
The financial statements of the Company as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, included in this prospectus and elsewhere in the registration statement, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement. Such financial statements are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LAS VEGAS SANDS CORP.
$500,000,000 5.300% Senior Notes due 2031
$500,000,000 5.650% Senior Notes due 2033

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays	BofA Securities	Goldman Sachs & Co. LLC	SMBC Nikko

BNP PARIBAS	Morgan Stanley	Scotiabank

May 4, 2026